Exhibit 10.1

Execution Version

RESTATEMENT AMENDMENT

RESTATEMENT AMENDMENT, dated as of November 5, 2012 (this “Amendment”), among MATTRESS HOLDING CORP., a Delaware corporation., as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors, and UBS AG, Stamford Branch, as Administrative Agent.

PRELIMINARY STATEMENTS

A.                                    Borrower has entered into that certain credit agreement dated as of January 18, 2007, as amended and restated as of February 16, 2007, as further amended by that certain Amendment No. 1 thereto dated June 28, 2011 and that certain Revolver Increase Joinder dated May 1, 2012 (as further amended, amended and restated, modified or changed, the “Existing Credit Agreement”), with MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto, the Lenders, UBS SECURITIES LLC, as sole arranger and sole bookrunner and as syndication agent, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent, and other parties thereto.  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Second Amended and Restated Credit Agreement (as defined below) or, if not defined therein, in the Existing Credit Agreement.

B.                                    The parties hereto wish to amend and restate the Existing Credit Agreement in its entirety on the terms set forth in the Second Amended and Restated Credit Agreement to, among other things, extend the maturity and increase the Applicable Margin of a portion of the Term Loans, extend the maturity and increase the Applicable Margin on all of Revolving Commitments, and increase the aggregate amount of the Revolving Commitments.

C.                                    UBS Securities LLC shall be the sole lead arranger and bookrunner for the transactions contemplated by this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Definitions.

(a)                                 “Additional Revolving Commitments” shall mean, with respect to any person, the commitment, if any, of such person to establish Revolving Commitments, or, in the case of an Existing Revolving Lender, to increase such Existing Revolving Lender’s existing Revolving Commitment, in each case under the Second Amended and Restated Credit Agreement as of the Second Amendment and Restatement Effective Date in the aggregate principal amount set forth on Schedule I to the Additional Revolving Commitment Lender Addendum executed and delivered to the Administrative Agent by such person.  The aggregate amount of the Additional Revolving Commitments is $100,000,000.

(b)                                 “Additional Revolving Commitment Lender Addendum” shall mean an Additional Revolving Commitment Lender Addendum in the form of Annex C hereto, executed and delivered to the Administrative Agent prior to the Consent Deadline.

(c)                                  “Additional Revolving Lender” shall mean any person who is not an Existing Revolving Lender who executes and delivers an Additional Revolving Commitment Lender Addendum to the Administrative Agent prior to the Consent Deadline.

(d)                                 “Consent” means a consent to this Amendment substantially in the form of Annex A hereto.

(e)                                  “Existing Term Loan” shall mean a “Term Loan” as defined in the Existing Credit Agreement.

(f)                                   “Existing Term Loan Lender” shall mean a “Term Loan Lender” as defined in the Existing Credit Agreement.

(g)                                  “Term B-1 Loan” shall mean the term loans described as “Term B-1 Loans” in Sections 3(b) and (c).

(h)                                 “Term B-1 Loan Lender” shall mean a person in its capacity as a holder of a Term B-1 Loan.  For the avoidance of doubt, the same person may be both a Term B-1 Loan Lender and a Term B-2 Lender.

(i)                                     “Term B-2 Loan” shall mean any Existing Term Loan, to the extent the Existing Term Loan Lender with respect to which has delivered a Consent to the Administrative Agent (or its representative) prior to the Consent Deadline (as defined below) in the capacity of an “Extending Term Lender”.

(j)                                    “Term B-2 Loan Lender” shall mean a person in its capacity as a holder of a Term B-2 Loan.  For the avoidance of doubt, the same person may be both a Term B-1 Loan Lender and a Term B-2 Lender.

SECTION 2.  Amendment and Restatement.  Effective as of the Second Amendment and Restatement Effective Date, and subject to the terms and conditions set forth herein, (i) the Existing Credit Agreement is hereby amended and restated in the form of Annex B hereto (the Existing Credit Agreement, as so amended and restated, being referred to as the “Second Amended and Restated Credit Agreement”) and (ii) the Exhibits attached hereto hereby replace in their entirety the corresponding Exhibits attached to the Existing Credit Agreement, if any, or constitute new Exhibits to the Second Amended and Restated Credit Agreement, as applicable.

SECTION 3.  Extension of Certain of the Term Loans.

(a)                                 On the Second Amendment and Restatement Effective Date, the Existing Term Loans of each Existing Term Lender in an aggregate principal amount set forth under “Term Loans—Extended Amount” (the “Applicable Extended Amount” with respect to such Existing Term Loan) on the Consent executed and delivered by such Existing Term Loan Lender shall be converted and automatically reclassified into Term B-2 Loans in an aggregate principal amount equal to the Applicable Extended Amount, and shall be in effect and outstanding under the Second Amended and Restated Credit Agreement on the terms and conditions set forth therein applicable to Term B-2 Loans.  The Administrative Agent may, in consultation with Borrower, establish minimum amounts and minimum increments in which the Existing Term Loans may be converted to Term B-2 Loans.

(b)                                 Any Existing Term Loan (i) the Existing Term Loan Lender with respect to which shall have executed a Consent prior to Consent Deadline in the capacity of a “Non-Extending Term

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Lender” or (ii) not executed a Consent prior to the Consent Deadline, shall in each case be deemed from and after the Second Amendment and Restatement Effective Date to be a “Term B-1 Loan” in an aggregate principal amount equal to the amount of such Existing Term Loan immediately prior to the occurrence of the Second Amendment and Restatement Effective Date, and such Term B-1 Loan shall be in effect and outstanding under the Second Amended and Restated Credit Agreement on the terms and conditions set forth therein applicable to Term B-1 Loans.

(c)                                  Any Existing Term Loan, the Existing Term Loan Lender with respect to which shall have executed a Consent prior to the Consent Deadline in the capacity of an “Extending Term Lender”, in an aggregate principal amount less than the Applicable Extended Amount with respect to such Existing Term Loan shall be deemed to be a “Term B-1 Loan” in an aggregate principal amount equal to the excess of the aggregate principal amount of such Existing Term Loan over such Applicable Extended Amount, and such Term B-1 Loan shall be in effect and outstanding under the Second Amended and Restated Credit Agreement on the terms and conditions set forth therein applicable to Term B-1 Loans.

SECTION 4.  Concerning the Revolving Commitments.  Each Existing Revolving Lender that executes and delivers a Consent or Additional Revolving Commitment Lender Addendum hereby consents to this Amendment and the extension of the Revolving Commitments set forth in the Second Amended and Restated Credit Agreement.  Each Additional Revolving Lender that accepts an Additional Revolving Commitment pursuant to a fully executed Additional Revolving Commitment Lender Addendum delivered to the Administrative Agent shall be deemed to be a Revolving Lender, have consented to this amendment and have a Revolving Commitment under the Second Amended and Restated Credit Agreement in the amount set forth in the Additional Revolving Commitment Lender Addendum of such person.  Each outstanding Revolving Loan, Swingline Loan, and Letter of Credit under the Existing Credit Agreement shall be deemed an outstanding Revolving Loan, Swingline Loan, and Letter of Credit, as applicable, under the Second Amended and Restated Credit Agreement.  Each Revolving Lender that is a Revolving Lender prior to the Second Amendment and Restatement Effective Date (an “Existing Revolving Lender”) shall assign to any Additional Revolving Lender, and such Additional Revolving Lenders shall purchase from each Existing Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in LC Exposure and Swingline Loans outstanding on the Second Amendment and Restatement Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Existing Revolving Lenders and Additional Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

SECTION 5.  Conditions of Effectiveness.  This Amendment and the amendment and restatement of the Existing Credit Agreement as set forth in Section 2 hereof shall become effective as of the first date (such date being referred to as the “Second Amendment and Restatement Effective Date”; it being understood that the Second Amendment and Restatement Date shall be the “Restatement Effective Date” under the Second Amended and Restated Credit Agreement) when each of the following conditions shall have been satisfied:

(a)                                 Execution of Documents.  The Administrative Agent shall have received (i) this Amendment, duly executed and delivered by the Borrower and each Guarantor, (ii) Consents from the Required Lenders and (iii) a Consent or Additional Revolving Commitment Lender Addendum from each Revolving Lender.

(b)                                 Consent Fee.  The Administrative Agent shall have received from the Borrower a consent fee payable in dollars for the account of each Lender that has returned an executed Consent to this Amendment to the Administrative Agent prior to 5:00 p.m., New York City time, on October 16, 2012 (the “Consent Deadline”) equal to 0.10% of the sum of (x) the aggregate principal amount of Existing Term Loans, if any, held by such Lender as of the Consent Deadline with respect to which a consent was

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delivered plus (y) the aggregate amount of the Revolving Commitment, if any, of such Lender as of the Consent Deadline with respect to which a Consent was delivered.

(c)                                  Extension Fee.  The Administrative Agent shall have received from the Borrower an extension fee payable in dollars for the account of each Lender that has returned an executed Consent to this Amendment to the Administrative Agent prior to the Consent Deadline equal to the sum of (x) 0.15% of the aggregate principal amount of Existing Term Loans converted into Term B-2 Loans by such Lender pursuant to this Amendment plus (y) 0.15% of the aggregate amount of the Revolving Commitment, if any, of such Lender as of the Consent Deadline with respect to which a Consent was delivered.

(d)                                 Certificate of Responsible Officer.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, certifying the conditions set forth in Sections 4.02(b) and (c) of the Second Amended and Restated Credit Agreement shall have been satisfied on and as of the Second Amendment and Restatement Effective Date.

(e)                                  Fees.  UBS Securities LLC and its affiliates shall have received on the Second Amendment and Restatement Effective Date all fees separately agreed to with the Borrower and the reasonable fees and expenses of Cahill Gordon & Reindel LLP as counsel to such firms shall have been paid, in each case to the extent invoiced at least one Business Day prior to the Second Amendment and Restatement Effective Date.

(f)                                   Notes.  Each Lender that requests a Note pursuant to Section 8 hereof at least three (3) Business Days prior to the Second Amendment and Restatement Effective Date shall have received an executed Note as provided for therein.

(g)                                  Legal Opinion.  The Administrative Agent shall have received a customary legal opinion of Ropes & Gray addressed to it and the Lenders.

(h)                                 Perfection Certificate and Lien Searches.  The Administrative Agent shall have received (i) an updated perfection certificate with respect to the Loan Parties in form and substance consistent with such certificates previously delivered to the Administrative Agent and (ii) copies of a recent Lien and judgment search in the respective jurisdictions of organization of each of the Loan Parties.

(i)                                     Solvency Certificate.  The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit O to the Existing Credit Agreement and dated the Second Amendment and Restatement Effective Date and signed by the principal financial officer of Borrower.

(j)                                    Minimum Conversion Amount.  A minimum of 60% of the aggregate principal amount of existing Term Loans shall have been converted into Term B-2 Loans pursuant to this Amendment.

The Administrative Agent shall notify Borrower and Lenders in writing when this Amendment and the amendment and restatement of the Existing Credit Agreement have become effective.

SECTION 6.  Representations and Warranties.  Borrower represents and warrants as follows as of the date hereof:

(a)                                 The execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action.  The execution,

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delivery and performance by each Loan Party of this Amendment will not (i) violate the Organizational Documents of such person, (ii) violate any Requirement of Law applicable to such person, (iii) violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon such person or its property, or give rise to a right thereunder to require any payment to be made by such person, except for violations, defaults, failures to obtain any consent or approval or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any property of such person, except Liens created by the Loan Documents and Permitted Liens.

(b)                                 This Amendment has been duly executed and delivered by each Loan Party.  Each of this Amendment, the Second Amended and Restated Credit Agreement and each other Loan Document to which such person is a party, after giving effect to the amendments pursuant to this Amendment, constitutes a legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 7.  Reference to and Effect on the Credit Agreement and the Loan Documents; Reaffirmation.

(a)                                 Except as expressly set forth herein or in the Second Amended and Restated Credit Agreement, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, Borrower or the other Loan Parties under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(b)                                 This Amendment constitutes a Loan Document.

(c)                                  On and after the effectiveness of this Amendment, each reference to the Credit Agreement in any other Loan Document shall mean and be a reference to the Second Amended and Restated Credit Agreement.

(d)                                 Each Loan Party hereby expressly acknowledges the terms of this Amendment and the Second Amended and Restated Credit Agreement and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment, the Second Amended and Restated Credit Agreement and the transactions contemplated hereby and (ii) its guarantee of the Secured Obligations (including, without limitation, in respect of the Term B-1 Loans and Term B-2 Loans and the Secured Obligations arising under any extensions of credit made in reliance on the Additional Revolving Commitments) under the Second Amended and Restated Credit Agreement, as applicable, and its grant of Liens on the Collateral to secure the Secured Obligations (including, without limitation, in respect of the Term B-1 Loans and Term B-2 Loans and the Secured Obligations arising under any extensions of credit made in reliance on the Additional Revolving Commitments) pursuant to the Security Documents.

SECTION 8.  Replacement Notes.  Borrower shall provide to each Lender executing this Amendment, if requested by it through the Administrative Agent, one or more replacement Notes payable to the order of such Lender duly executed by the Borrower, evidencing such Lender’s Term B-1 Loans,

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Revolving Loans or Term B-2 Loans, if any; provided that such Lender shall have returned to the Borrower any Note held by it for cancellation.

SECTION 9.  Execution in Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 10.  Notices.  All communications and notices hereunder shall be given as provided in the Second Amended and Restated Credit Agreement.

SECTION 11.  Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.  Successors.  The terms of this Amendment shall be binding upon, and shall inure for the benefit of, the parties hereto and their respective successors and assigns.

SECTION 13.  Governing Law.  This Amendment (and each Consent) shall be governed by, and construed in accordance with, the law of the State of New York.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MATTRESS HOLDING CORP.

By:	/s/ James R. Black
Name:	James R. Black
Title:	Vice President and Treasurer

MATTRESS HOLDCO INC.

By:	/s/ James R. Black
	Name:	James R. Black
	Title:	Vice President and Treasurer

MATTRESS FIRM, INC.

By:	/s/ James R. Black
	Name:	James R. Black
	Title:	Executive Vice President, Chief Financial Officer and
Treasurer

MATTRESS FIRM — VISION PARK, LLC

MATTRESS FIRM — ARIZONA, LLC

METROPOLITAN MATTRESS CORPORATION

MAGGIE’S ENTERPRISES, LLC

THE MATTRESS VENTURE, LLC

MGHC HOLDING CORPORATION

MATTRESS GIANT ACQUISITION CORPORATION

MATTRESS GIANT CORPORATION

MGC MEMBERSHIP CORPORATION

MGIANT GENPAR, LLC

MGIANT LIMPAR, LLC

By:	/s/ James R. Black
	Name:	James R. Black
	Title:	Vice President and Treasurer

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director, Banking Products Services, US

By:	/s/ David Urban
Name:	David Urban
Title:	Associate Director, Banking Products Services, US

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ANNEX A

CONSENT to the Restatement Amendment, dated as of November 5, 2012 (the “Amendment”) among MATTRESS HOLDING CORP., a Delaware corporation., as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors, and UBS AG, Stamford Branch, as Administrative Agent.

By executing this signature page:

(i) as an “Extending Term Lender”, the undersigned institution agrees (A) to the terms of the Amendment and the Second Amended and Restated Credit Agreement and (B) on the terms and subject to the conditions set forth in the Amendment and the Second Amended and Restated Credit Agreement, to extend, convert and reclassify its existing Term Loans as Term B-2 Loans in up to the amounts reflected in accordance with Section 3 of the Amendment,

(ii) as a Revolving Credit Lender, the undersigned institution agrees to the terms of the Amendment and the Second Amended and Restated Credit Agreement (including the extension of the maturity of its Revolving Commitments), and

(iii) as an existing Term Lender that is not an Extending Term Lender (any such Lender, a “Non-Extending Term Lender”), the undersigned institution agrees to the terms of the Amendment and the Second Amended and Restated Credit Agreement, but not to extend and reclassify its existing Term Loans, if any, as Term B-2 Loans.

Name of Lender:

Executing as an Extending Term Lender:
by

Name:
Title:

For any Institution requiring a second signature line:
by

Name:
Title:

If you are electing to extend all of your Term Loans simply write all in the Extended Amount box below and there is no need to fill in the Existing Amount box.

Term Loans
Existing Amount	Extended Amount

Executing as a Non-Extending Term Lender:		Executing as a Revolving Lender:
by		by

	Name:		Name:
	Title:		Title:

For any Institution requiring a second signature line:		For any Institution requiring a second signature line:
by		by

	Name:		Name:
	Title:		Title:

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ANNEX B

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 5, 2012,

among

MATTRESS HOLDING CORP.,
as Borrower,

MATTRESS HOLDCO, INC.
and

THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO
and

UBS SECURITIES LLC,
as Sole Arranger, Sole Bookmanager and Syndication Agent,

and

UBS AG, STAMFORD BRANCH,
as Issuing Bank, Administrative Agent and Collateral Agent,

and

UBS LOAN FINANCE LLC,
as Swingline Lender,

and

AMEGY BANK NATIONAL ASSOCIATION,
as Documentation Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY  10005

829359

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of November 5, 2012, among MATTRESS HOLDING CORP., a Delaware corporation., as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as sole arranger and sole bookrunner (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), AMEGY BANK NATIONAL ASSOCIATION, as documentation agent (in such capacity, “Documentation Agent”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

RECITALS:

The Borrower, the Guarantors party thereto, the Administrative Agent, the Collateral Agent and the lenders party thereto from time to time (the “Existing Lenders”) are parties to that certain Credit Agreement, dated as of January 18, 2007, as amended and restated as of February 16, 2007, as further amended by that certain Amendment No. 1 thereto dated June 28, 2011 and that certain Revolver Increase Joinder dated May 1, 2012 (as further amended, modified or supplemented from time to time before the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders extended or committed to extend credit under the Existing Credit Agreement in the form of (a) term loans in an aggregate principal amount of $225.0 million, and (b) revolving loans, in an aggregate principal committed amount at any time outstanding not in excess of $35.0 million.

Subject to the satisfaction of the conditions set forth in the Restatement Amendment, dated as of November 5, 2012 (the “Restatement Amendment”) among the Borrower, the Guarantors party thereto, the Administrative Agent, the Collateral Agent, the Lenders party thereto, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01                                Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term B-1 Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term B-2 Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any ABR Term B-1 Loan or any ABR Term B-2 Loan.

“Acquired Entity or Business” shall mean any Person, property, business or asset acquired by Borrower or any Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by Borrower or such Subsidiary.

“Acquired Indebtedness” shall mean (a) with respect to any person that becomes a Subsidiary after the Restatement Effective Date as a result of a Permitted Acquisition, Indebtedness of such person and its subsidiaries existing at the time such person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such Permitted Acquisition and (b) with respect to Holdings or any Subsidiary, any Indebtedness of a person (other than Borrower or a Subsidiary) existing at the time such person is merged with or into Holdings or a Subsidiary in connection with a Permitted Acquisition, or Indebtedness expressly assumed by Holdings or any Subsidiary in connection with a Permitted Acquisition, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all Earn-out Obligations.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) except with respect to the Term B-1 Loans, the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Margin” shall mean, for any day, (i) with respect to any Term B-1 Loan, (x) 1.25% with respect to any ABR Term B-1 Loan and (y) 2.25% with respect to any Eurodollar Term B-1 Loan, (ii) with respect to any Term B-2 Loan, (x) 2.50% with respect to any ABR Term B-2 Loan and (y) 3.50% with respect to any Eurodollar Term B-2 Loan and (iii) with respect to any Revolving Loan or Swingline Loan, (x) 2.50% with respect to any ABR Borrowing and (y) 3.50% with respect to any Eurodollar Borrowing.  For any Commitment Fee, the applicable percentage shall be as set forth below:

Total Leverage Ratio	Commitment Fee
Level I > 2.0:1.0	0.50%
Level II < 2.0:1.0	0.375%

Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Revolving Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.  Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in Level I at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, and shall continue to so apply to but excluding the date on which such financial statements and certificates required are so delivered (from which point the Total Leverage Ratio otherwise determined in accordance with this definition shall apply). From the Restatement Effective Date until the first date following the Restatement Effective Date on which financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, to be delivered, Level I shall be applicable.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” and “Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of assets and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries (other than Refranchising Sales) and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any person other than (i) Holdings, (ii) Borrower, (iii) any Subsidiary Guarantor or (iv) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective.  The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean a borrowing comprised of (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the consolidated statement of cash flows of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Holdings and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property from proceeds that are not otherwise required to be used to prepay the Loans pursuant to Section 2.10(f) or Section 2.10(c) and (ii) any portion of such expenditures attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions or other Investments and (iii) expenditures that are accounted for as capital expenditures by Holdings or any of its Subsidiaries and that actually are paid for, or reimbursed to Holdings or any of its Subsidiaries in cash or Investments, by a person other than Holdings or any of its Subsidiaries and for which neither Holdings nor any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such person or any other person (whether before, during or after such period).  For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carry-Back Amount” has the meaning specified in Section 6.10(c).

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit, Eurodollar time deposits or bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit and savings deposit accounts maintained in the ordinary course of business; and (g) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) — (f) of this definition.

“Cash Interest Expense” shall mean, Consolidated Interest Expense paid or payable by Borrower and its Subsidiaries in cash less cash interest income received or receivable by Borrower and its Subsidiaries, in each case for such period.

“Casualty Event” shall mean any loss of title, any loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a)                                 Holdings at any time ceases to own 100% of the Equity Interests of Borrower;

(b)                                 (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders for purposes of determining such “person” or “group”, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings and (ii)  the Permitted Holders (collectively) shall, directly or indirectly, own, or have the power to vote or direct the voting of, Voting Stock of Holdings representing a lesser percentage of the voting power of the total outstanding Voting Stock of Holdings than such “person” or “group”; or

(c)                                  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings;

provided, that a Change in Control under clause (b) or (c) shall not be deemed to have occurred if and for so long as the Permitted Holders own, directly or indirectly, or have the power to vote or direct the voting of, Voting Stock with sufficient voting power to elect a majority of directors to the Board of Directors of Holdings.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules or directives thereunder or issued in connection therewith and (y) all rules or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Term B-1 Loans, Term B-2 Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.19, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean January 18, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Revolving Lender, such Lender’s Revolving Commitment or Swingline Commitment, and any Commitment to make Term Loans or Revolving Loans of a new Class extended by such Lender as provided in Section 2.19.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, excluding unrestricted cash, deferred tax assets and unrestricted Cash Equivalents but including all restricted cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, excluding deferred tax liabilities and the then current portion of any Indebtedness.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower (other than a Subsidiary Guarantor) only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements or instruments (excluding any Loan Document) and Requirements of Law applicable to such Subsidiary or its equityholders):

(a)                                 Consolidated Interest Expense for such period,

(b)                                 Consolidated Amortization Expense for such period,

(c)                                  Consolidated Depreciation Expense for such period,

(d)                                 Consolidated Tax Expense for such period,

(e)                                  costs and expenses related to any equity offering, permitted Investment, acquisition, disposition or any incurrence (or early extinguishment) of Indebtedness permitted by this Agreement (in each case whether or not consummated) and the Transaction Expenses,

(f)                                   any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs, any costs or expenses incurred by Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, so long as any such costs or expenses (other than non-cash charges) are funded with cash proceeds contributed to the capital of Borrower or net cash proceeds of an issuance of Equity Interests of Borrower (other than Disqualified Equity Interests),

(g)                                  the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(h)                                 to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions, any acquisition consummated prior to the Restatement Effective Date or a Permitted Acquisition,

(i)                                     to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 120 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 120 days), expenses with respect to liability or casualty events or business interruption,

(j)                                    (1) Board of Directors expenses, (2) to the extent paid or accrued prior to the Restatement Effective Date, (A) expenses to Sponsor permitted under the Management Services Agreement, including fees and disbursements of consultants and advisors retained by Sponsor and (B) management fees and closing fees to Sponsor in the amounts and at the times specified in the Management Services Agreement and (3) reimbursement of expenses paid in compliance with Section 6.09(c), and

(k)                                 all other non-recurring items reducing Consolidated Net Income for such period, including, but not limited to, pre-opening, opening, closing and consolidation costs and expenses; provided that the aggregate amount of all non-recurring cash items added back for such period shall not exceed $10.0 million, and

(y) subtracting therefrom:

(i)                                     the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue or recording of receivables in the ordinary course of business and (B) the reversal of any accrual of a reserve referred to in the parenthetical in clause (f) of this definition (other than any such reversal that results from a cash payment)) for such period; and

(ii)                                  all other non-recurring items increasing Consolidated Net Income for such period.

For purposes of determining the Total Leverage Ratio and Consolidated Interest Coverage Ratio, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Permitted Acquisition and Material Asset Sale consummated at any time on or after the first day of the Test Period thereof as if each such Material Asset Sale had been consummated on the day prior to the first day of such period and as if the Transactions and each such Permitted Acquisition had been effected on the first day of such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Borrower and its Subsidiaries, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, minus all unrestricted cash and unrestricted Cash Equivalents on hand of Borrower and its Subsidiaries, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)                                 imputed interest on Capital Lease Obligations of Borrower and its Subsidiaries for such period;

(b)                                 commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)                                  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period including, without limitation, net costs under Hedging Agreements dealing with interest rates and any commitment fees payable thereunder;

(d)                                 cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e)                                  all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(f)                                   the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period; and

(g)                                  all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period; and

provided that, other than for purposes of calculating Consolidated EBITDA, (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedging Agreements.

For purposes of determining Consolidated Interest Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisition and Material Asset Sale consummated at any time on or after the first day of the Test Period thereof as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)                                 the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person (other than Borrower and its Subsidiaries) has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

(b)                                 the net income of any Subsidiary of Borrower (other than any Subsidiary Guarantor) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)                                  any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Borrower or any of its Subsidiaries;

(d)                                 gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)                                  earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)                                   unrealized gains and losses with respect to Hedging Obligations for such period;

and

(g)                                  any extraordinary or non-recurring gain (or extraordinary or non-recurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.

For purposes of this definition of “Consolidated Net Income,” Consolidated Net Income shall be reduced (to the extent not already reduced thereby as an expense of the Borrower and its subsidiaries in respect thereof) by the amount of any payments to or on behalf of Holdings made pursuant to Sections 6.08(c) and (d).

Notwithstanding any of the foregoing, Consolidated Net Income shall be calculated for any period without giving effect to purchase accounting or similar adjustments required or permitted by GAAP in connection with any Permitted Acquisition.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b) and (f) of Section 6.02, the following conditions:

(a)                                 Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b)                                 Borrower shall maintain, to the extent it deems appropriate or is required by GAAP, cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c)                                  such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except (x) if and to the extent that the Requirement of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Se-

curity Documents and (y) for Permitted Collateral Liens which are permitted to be senior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Parent or other portfolio companies.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Cumulative Growth Amount” shall mean, on any date of determination, the sum of, without duplication,

(A)                               the amount of Net Cash Proceeds of Permitted Equity Issuances (other than any Cure Amount) after the Restatement Effective Date to the extent that such Net Cash Proceeds shall have been actually received by Borrower (including through a capital contribution of such Net Cash Proceeds by Holdings to Borrower) on or prior to such date of determination, minus

(B)                               the sum at the time of determination of (i) the aggregate amount of Investments made since the Restatement Effective Date pursuant to Section 6.04(p), (ii) the aggregate amount of Divi-

dends made since the Restatement Effective Date pursuant to Section 6.08(g), (iii) the aggregate amount of Capital Expenditures made since the Restatement Effective Date pursuant to Section 6.10(c), (iv) the aggregate amount of prepayments or redemption of Subordinated Indebtedness made since the Restatement Effective Date pursuant to Section 6.11(a)(ii) and (v) the aggregate amount of Acquisition Consideration consisting of payments made in reliance on the Cumulative Growth Amount since the Restatement Effective Date.

If the Cumulative Growth Amount is being used simultaneously for more than one purpose hereunder, the Cumulative Growth Amount shall only be allowed to be used for all such purposes if the Cumulative Growth Amount would be sufficient to cover all such purposes after giving effect to all such simultaneous uses.

“Cure Amount” shall have the meaning specified in Section 8.04.

“Cure Right” shall have the meaning specified in Section 8.04.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Restatement Effective Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness (other than Earn-out Obligations) for such period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, rules or regulations of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means, subject to Section 2.20, any Revolving Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Revolving Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lender’s obligation to fund a Loan hereunder and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Bor rower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender.  Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Revolving Lender.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely in exchange for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 6 months following the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 6 months following the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations other than repurchase obligations with respect to Holding’s common Equity Interests issued to employees and directors of Holdings and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service and which provide that any repurchase obligation shall not be effective during the continuance of an Event of Default or if such purchase of Holding’s Equity Interest would not otherwise be permitted by this Agreement or would result in an Event of Default under this Agreement and customary change of control or asset sale proceeds repurchase obligations and which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding).

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“dollars” or “$” shall mean lawful money of the United States.

“Earn-out Obligation” shall mean any payment representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any Earn-out Obligation shall be valued at any time at the amount reasonably estimated at such time by the chief financial officer of Borrower to be required to be paid by any Loan Party based on Borrower’s reasonable projections and discount rate and, upon request by the Administrative Agent or in connection with any Permitted Acquisition as set forth below, set forth in an officer’s certificate signed by the chief financial officer of Borrower and delivered to the Administrative Agent; provided, further, that the amount actually paid with respect to any Earn-out Obligation included as Acquisition Consideration in connection with any Permitted Acquisition in excess of the amount estimated at the time of such Permitted Acquisition shall be included in Acquisition Consideration or any dollar threshold contained in this Agreement, but shall not create or result in a Default under Section 6.04 or 6.07 if the amount in such clause is exceeded solely by virtue of any underestimate of the amount of such Earn-out Obligation.  In connection with any Permitted Acquisition, the calculation of any Earn-out Obligation comprising Acquisition Consideration shall be set forth in an officer’s certificate signed by the chief financial officer of Borrower and delivered to the Administrative Agent on or prior to the date of such Permitted Acquisition.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank and the Swingline Lender, and (iii) unless an Event of Default pursuant to Section 8.01(a), (b), (g) or (h) has occurred and is continuing and except with respect to syndication of the Commitments and Loans by the Arrangers during the Syndication Period, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on or issued after the Restatement Effective Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412 or 430 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Term Borrowing” shall mean a Borrowing comprised of Eurodollar Term Loans.

“Eurodollar Term B-1 Loan” shall mean any Term B-1 Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Term B-2 Loan” shall mean any Term B-2 Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Eurodollar Term B-1 Loan or Eurodollar Term B-2 Loan.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a)                                 Debt Service for such Excess Cash Flow Period;

(b)                                 any permanent repayments of Indebtedness (so long as not already reflected in Debt Service and excluding optional prepayments of the Term Loans made pursuant to Section 2.10(a)) made by Holdings and its Subsidiaries during such Excess Cash Flow Period;

(c)                                  Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered with respect to such Capital Expenditures) that are paid in cash (other than Capital Expenditures financed with the Net Cash Proceeds from Permitted Equity Issuances);

(d)                                 Capital Expenditures that Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period (other than Capital Expenditures financed with the Net Cash Proceeds from Permitted Equity Issuances); provided that Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period;

(e)                                  the aggregate amount of investments made in cash during such period pursuant to Sections 6.04(e), (i) and (n) (except to the extent financed with the Net Cash Proceeds from Permitted Equity Issuances);

(f)                                   taxes of Borrower and its Subsidiaries that were paid in cash (and any related interest or penalties paid in cash) during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period and for which reserves have been established;

(g)                                  the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period less the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(h)                                 losses excluded from the calculation of Consolidated Net Income by operation of clause (c) or (g) of the definition thereof that are paid in cash during such Excess Cash Flow Period;

(i)                                     [Intentionally Omitted];

(j)                                    the amount of any Earn-out Obligation paid or payable during such Excess Cash Flow Period;

(k)                                 reimbursement of Board of Directors expenses and expenses paid in compliance with Section 6.09(c);

(l)                                     costs and expenses paid in cash related to any equity offering, permitted Investment, acquisition, disposition or any incurrence (or early extinguishment) of Indebtedness permitted by this Agreement (in each case whether or not consummated) or directly incurred in connection with the Transactions;

(m)                             to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition consummated prior to the Restatement Effective Date or a Permitted Acquisition;

(n)                                 to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 120 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 120 days), expenses with respect to liability or casualty events or business interruption;

(o)                                 all other non-recurring cash items added back to Consolidated Net Income pursuant to clause (k) of the definition of “Consolidated EBITDA”;

and

(p) any gains resulting from Refranchising Sales;

provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

plus, without duplication:

(i)                                     the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period less the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii)                                  all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agree-

ment to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings);

(iii)                               to the extent any permitted Capital Expenditures referred to in clause (d) above do not occur in the Excess Cash Flow Period specified in the certificate of Borrower provided pursuant to clause (d) above, such amounts of Capital Expenditures that were not so made in the Excess Cash Flow Period specified in such certificates;

(iv)                              any return on or in respect of investments received in cash during such period, which investments were made pursuant to Section 6.04(e), (i) or (l) (other than investments made from the Cumulative Growth Amount);

(v)                                 income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c) or (g) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to Section 2.10(c), (d), or (f)); and

(vi)                              if deducted in the computation of Consolidated EBITDA, interest income.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period commencing on April 1, 2007 and ending on January 31, 2008 and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on or measured by its net income (however denominated), franchise, net worth or similar Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes imposed on it, in each case, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or its applicable lending office in such jurisdiction, or as a result of doing business in or having another connection with such jurisdiction (other than a business or other connection deemed to arise solely by virtue of having executed, delivered, become a party to, performed its obligations under, enforced or received payment under this Agreement or any other Loan Document and/or by virtue of any of the transactions contemplated under such documents), including (for the avoidance of doubt) any backup withholding in respect of any such Taxes (pursuant to current Section 3406 of the Code or otherwise), (b) in the case of a Foreign Lender or Issuing Bank, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Person pursuant to Requirements of Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Person (or its assignor, if any) was entitled, immediately prior to such designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.16, (c) any U.S. federal withholding tax imposed on a Person that is attributable to such Person’s failure to comply with Sections 2.15(e), 2.15(g) and/or 2.15(h) as applicable or (d) any U.S. federal withholding tax that is imposed pursuant to FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals above.

“Existing Term Loan” means the Term Loans (under and as defined in the Existing Credit Agreement).

“Existing Term Loan Lender” means each Term Loan Lender (under and as defined in the Existing Credit Agreement).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“FATCA” shall mean, Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the current Code (or any amended or successor version described above).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated January 10, 2007, among UBS Loan Finance LLC, UBS Securities LLC and Holdings.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the latest of the Revolving Maturity Date, the Term B-1 Loan Maturity Date, the Term B-2 Loan Maturity Date and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean initially Holdings and the Subsidiary Guarantors (excluding any of Holdings or a Subsidiary released from it Guarantee pursuant to the terms hereof).

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.19(c)(i).

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.19(c)(iv).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19(c).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (including Earn-out Obligations to the extent not paid after becoming due and payable but excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) [Intentionally Omitted]; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.  In no event will obligations or liabilities in respect of any Qualified Capital Stock constitute Indebtedness hereunder.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each April, July, October and January to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and (d) with respect to any Term Loan, the Term B-1 Loan Maturity Date, the Term B-2 Loan Maturity Date or an Incremental Term Loan Maturity Date, as the case may be.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18.  The amount of the LC Commitment shall initially be $15.0 million, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimburse ment Obligations outstanding at such time.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” shall mean (a) any Term B-1 Loan Lender, Term B-2 Loan Lender, Revolving Lender or lender under an Incremental Term Loan Commitment, as applicable and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower and on behalf of Borrower or its Subsidiaries pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, collateral assignment, hypothecation, security interest or encum brance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities (other than securities representing an interest in a joint venture), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, amendments and joinders to this Agreement (including, without limitation, the Restatement Amendment), the Letters of Credit, the Notes (if any), and the Security Documents and, solely for purposes of paragraph (e) of Section 8.01, and the Fee Letter.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan, or a Swingline Loan (and shall include any Replacement Term Loans and any Loans contemplated by Section 2.19).

“Management Services Agreement” means the Amended Management Agreement by and among Sponsor, Mattress Intermediate Holdings, Inc., Borrower and Mattress Firm, Inc., dated as of March 20, 2009, as terminated by the Notice and Termination Agreement by and among Sponsor, Mattress Intermediate Holdings, Inc., Borrower and Mattress Firm, Inc., dated as of October 25, 2011.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of Holdings and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Asset Sale” shall mean any disposition of property or series of related dispositions of property that yields gross proceeds to Borrower or any of its Subsidiaries in excess of $10.0 million and for which separate financial statements are reasonably capable of being prepared.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Holdings or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $10.0 million.  For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean any Subsidiary of Borrower whose consolidated net income accounts for more than 5% of the consolidated net income of Borrower and its Subsidiaries, or the value of whose net assets exceeds 5% of consolidated total assets of Borrower and its Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property which shall be reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary in the reasonable judgment of the Collateral Agent to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a)                                 with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar Taxes and Borrower’s good faith estimate of income or similar Taxes paid or payable in connection with such sale and any other Taxes paid or payable as a result of, or in connection with, the satisfaction of the repayment obligation under Section 2.10, including, without limitations, any Tax imposed on an actual or deemed distribution of such cash proceeds by any Subsidiary of the Borrower); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 365 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 365 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any obligations which are secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)                                 with respect to any Debt Issuance or any other issuance or sale of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith, (including, without limitations, any Taxes paid or payable in connection with such Debt Issuance or any other issuance or sale of Equity Interests or any Tax that is paid or payable as a result of, or in connection with, the satisfaction of the repayment obligation under Section 2.10, including, without limitations, any Tax imposed on an actual or deemed distribution of such cash proceeds by any Subsidiary of the Borrower); and

(c)                                  with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds (including, without limitations, any Taxes paid or payable in connection with the collection of such proceeds or any Tax that is paid or payable as a result of, or in connection with, the satisfaction of the repayment obligation under Section 2.10, including, without limitations, any Tax imposed on an actual or deemed distribution of such cash proceeds by any Subsidiary of the Borrower), and the reasonable cost of putting any real estate in a safe and secured condition, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Defaulting Revolving Lender” shall mean at any time there shall exist a Defaulting Lender or Defaulting Lenders, each Revolving Lender that is not a Defaulting Lender at such time.

“Notes” shall mean any notes evidencing the Term B-1 Loans, Revolving Loans, Swingline Loans or Term B-2 Loans,  issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2, Exhibit K-3 or K-4, respectively.

“Obligations” shall mean (i) the unpaid principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b)(v).

“Officers’ Certificate” shall mean, as to any person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or any one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, recording, transfer or similar Taxes, arising from any payment made or required to be made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document but excluding, for the avoidance of doubt, any Excluded Tax.

“Parent Company” shall mean each of Holdings and each Subsidiary thereof that directly or indirectly owns Equity Interests of Borrower.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 10.13.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business unit or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i)                                     no Default then exists or would result therefrom;

(ii)                                  after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Section 6.10 as of the most recent Test Period (assuming, for purposes of Section 6.10, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

(iii)                               no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except to the extent such Indebtedness or other liability would be permitted to be incurred by a Loan Party hereunder, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv)                              the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents (to the extent required herein or therein) and shall be free and clear of any Liens, other than Permitted Collateral Liens;

(v)                                 [intentionally omitted];

(vi)                              all transactions in connection therewith shall be consummated in accordance with all applicable material Requirements of Law;

(vii)                           with respect to any transaction involving Acquisition Consideration of more than $20.0 million, unless the Administrative Agent shall otherwise consent, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements (or if the acquisition is not for all of the assets or Equity Interests, then pro forma for the assets or Equity Interests being acquired) for the last three fiscal years (or, if less, the number of years available) of the person or business to be acquired (audited or unaudited as available) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the lesser of (x) the succeeding five years pertaining to the person or business to be acquired and (y) the number of years until the Final Maturity Date and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

(viii)                        with respect to any transaction involving Acquisition Consideration of more than $10.0 million, on or prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect;

(ix)                              the Acquisition Consideration (exclusive of any amounts financed from the Cumulative Growth Amount or paid with Equity Interests of any Parent Company (other than Holdings)) for such acquisition shall not exceed $50.0 million, and the aggregate amount of the Acquisition Consideration (exclusive of payments in an amount not to exceed the Cumulative Growth Amount (as calculated immediately prior to any payments hereunder) or paid with Equity Interests of any Parent Company (other than Holdings)) for all Permitted Acquisitions since the Closing Date shall not exceed $200.0 million; and

(x)                                 in the case of an acquisition of Equity Interests or assets of a Foreign Subsidiary, after giving effect to any such acquisition, not more than 10% of the assets of Holdings and its Subsidiaries shall be located outside of the United States.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, the Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (u) and (v) of Section 6.02 and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (c), (d), (e), (g), (i), (l), (k), (t) and (u) of Section 6.02.

“Permitted Cure Securities” shall mean equity securities (other than Disqualified Capital Stock) of Holdings designated as Permitted Cure Securities in a certificate delivered by Borrower to the Administrative Agent that are issued in connection with Cure Rights being exercised by Borrower under Section 6.10(d) (the net proceeds of which are contributed to the common equity of Borrower).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Capital Stock of Holdings or a capital contribution to Holdings in respect of its Equity Interests.

“Permitted Holders” shall mean J.W. Childs Associates, L.P., J.W. Childs Equity Partners III, L.P., JWC Fund III Co-Invest, LLC, Mr. John W. Childs, Jim R. Black, R. Stephen Stagner, and any institution designated by any Permitted Holder to which such Permitted Holder transfers voting Equity Interests for cash consideration of up to $30.0 million as consented to by the Required Lenders in their reasonable judgment, and, in each case, their respective Controlled Investment Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension or any Indebtedness of such Person; provided, that, (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, renewal, refinancing, funding or extension has a final maturity date, and has a weighted average life to maturity of, equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (c) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable in any material respect to the Lenders than those contained in the Indebtedness being modified, refinanced, refunded, renewed or extended and (d) the obligors thereunder shall not be different and the guarantees or security thereof shall not be any greater than the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower to Holdings (which may be further paid, dividended or distributed to any direct or indirect parent of Holdings) in order to pay consolidated or combined federal, state or local Taxes attributable to Borrower’s and each of its Subsidiaries which are not in excess of the lesser of (i) the Tax liabilities that would have been payable by Borrower and its Subsidiaries as a stand-alone consolidated or combined Tax group (less any taxes payable directly by Borrower or any of its Subsidiaries), or (ii) the actual Tax liabilities of the Holdings group on a consolidated or combined basis or, if a direct or indirect parent of Holdings is the parent of the consolidated or combined Tax group, the Tax liabilities that would have been payable by Holdings, Borrower and its Subsidiaries as a stand-alone consolidated or combined Tax group (less any Taxes payable directly by Holdings, Borrower or any of its Subsidiaries).

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited company or government or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP, in the good faith determination of the chief financial officer of Borrower or Holdings, and otherwise reasonably satisfactory to the Administrative Agent.  Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Borrower or Holdings and, for any fiscal period ending on or prior to the first anniversary of an asset acquisition or asset disposition, in each case, permitted hereunder, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition or asset disposition, for purposes of determining compliance with the covenants set forth in Section 6.10, such adjustments may reflect additional operating expense reductions and other additional operating im-

provements or synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but that are reasonably anticipated by Borrower or Holdings to be realizable in connection with such asset acquisition or asset disposition in the 12-month period following the consummation of such asset acquisition or asset disposition are estimated on a good faith basis by Borrower or Holdings, and are reasonably satisfactory to the Administrative Agent.  Borrower or Holdings shall deliver to the Administrative Agent a certificate of a Financial Officer of Borrower or Holdings setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Sections 2.20(b) and (c), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its LC Exposure is reallocated to the non-Defaulting Lenders or cash collateralized pursuant to Section 2.20(b)) represented by such Lender’s Revolving Commitment.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold or other estate) in and to any and all parcels of or interests in real property owned or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 10.02(e).

“Refranchising Sale” shall mean any sale of franchises (including store development agreements, real estate and other related assets whether repurchased or internally developed), in the ordinary course of business.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 10.02(e).

“Required Class Lenders” shall mean (i) with respect to Term Loans, Lenders having more than 50% of all Term Loans outstanding and (ii) with respect to Revolving Loans, Required Revolving Lenders.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all outstanding principal amounts in respect of the Loans outstanding, LC Exposure and unused Revolving Commitments.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure; provided that the Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person or any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restatement Amendment” has the meaning set forth in the recitals above.

“Restatement Effective Date” means November 5, 2012.

“Revolving Availability Period” shall mean the period from and including the Restatement Effective Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I hereto or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The aggregate amount of the Lenders’ Revolving Commitments on the Restatement Effective Date is $100 million.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b).  Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean January 18, 2015 or, if such date is not a Business Day, the first Business Day thereafter.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purposes or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” shall mean (a) the Obligations, (b) the payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Admin-

istrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Loan Parties and Collateral Agent for the benefit of the Secured Parties, as reaffirmed by the Restatement Amendment and as further amended, supplemented or modified from time to time.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Sponsor” shall mean J.W. Childs Associates, L.P. and its Affiliates.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by a Requirement of Law or other purposes that are typical in accordance with custom and practice in the industry or (d) Indebtedness of Borrower or any of its Subsidiaries permitted to be incurred under Section 6.01.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b) to this Agreement, and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11, but excluding any Subsidiary released from its Guarantee pursuant to the terms hereunder.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless (A) otherwise agreed by the Collateral Agent or (B) there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise acceptable to the Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17.  The amount of the Swingline Commitment shall initially be $5.0 million, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B-1 Loan” has the meaning assigned to such term in the Restatement Amendment.

“Term B-2 Loan” has the meaning assigned to such term in the Restatement Amendment; provided that any Term B-1 Loan that is converted into a Term B-2 Loan pursuant to Section 2.21 shall be deemed a Term B-2 Loan.

“Term B-2 Loan Conversion Document” means an instrument substantially in the form of Exhibit R.

“Term B-1 Loan Lender” has the meaning assigned to such term in the Restatement Amendment.

“Term B-2 Loan Lender” has the meaning assigned to such term in the Restatement Amendment; provided that any Term B-1 Loan Lender that converts its Term B-1 Loan into a Term B-2 Loan pursuant to Section 2.21 shall be deemed a Term B-2 Loan Lender in its capacity as a holder of such Term B-2 Loan.

“Term B-1 Loan Maturity Date” shall mean January 18, 2014 or, if such date is not a Business Day, the first Business Day thereafter.

“Term B-2 Loan Maturity Date” shall mean January 18, 2016 or, if such date is not a Business Day, the first Business Day thereafter.

“Term B-1 Borrowing” shall mean a Borrowing comprised of Term B-1 Loans.

“Term B-2 Borrowing” shall mean a Borrowing comprised of Term B-1 Loans.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan” shall mean the collective reference to the Term B-1 Loans and the Term B-2 Loans.  Each Term Loan shall either be an ABR Term Loan or a Eurodollar Term Loan.

“Term Loan Lender” shall mean any Term B-1 Loan Lender or any Term B-2 Loan Lender.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.11(c).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Total Term Loans” means at any time the outstanding principal amount of Term Loans.

“Transactions” means the entering into of this Agreement and the other Loan Documents, the exchange of the Loans hereunder and the other transactions contemplated under the Restatement Amendment or hereunder on the Restatement Effective Date.

“Transaction Expenses” means any fees and expenses incurred or paid by Holdings, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“U.S. Person” shall mean any person that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect members of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint ven ture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a an Adjusted LIBOR Rate or Alternative Base Rate floor or otherwise, in each case incurred or payable by the Borrower generally to the Lenders; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “Yield” shall not include arrangement fees, structuring fees, commitment fees, and underwriting fees (regardless of whether paid in whole or in part to any or all Lenders) or other similar fees not paid to all Lenders of such Indebtedness.

SECTION 1.02                                Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03                                Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”  Except as expressly stated otherwise, “fair market value” shall be deemed to be as determined in the good faith of the Borrower.

SECTION 1.04                                Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of such Accounting Change on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provision of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, such provisions in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

SECTION 1.05                                Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

SECTION 1.06                                   Effect of Restatement.  This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Credit Agreement from and after the Restatement Effective Date with respect to the transactions hereunder and with respect to the Loans and Letters of Credit outstanding under the Existing Credit Agreement as of the Restatement Effective Date.  The parties hereto acknowledge and agree, however, that (a) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Loan Documents as in effect prior to the Restatement Effective Date, (b) such Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Loan Documents, (c) the Liens and security interests in favor of the Collateral Agent for the benefit of the Secured Parties and the Issuing Bank securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (d) all references in the other Loan Documents to the “Credit Agreement” shall be deemed to refer without further amendment to the Existing Credit Agreement as amended and restated by this Agreement.

ARTICLE II

THE CREDITS

SECTION 2.01                                Revolving Commitments and Term Loans.  .

(a)                                 Prior to the Restatement Effective Date, each Existing Term Loan Lender (or its predecessor in interest) made an Existing Term Loan to Borrower in a principal amount equal to its Term Loan Commitment (under and as defined in the Existing Credit Agreement).

(b)                                 On the Restatement Effective Date, in accordance with, and upon the terms and conditions set forth in, the Restatement Amendment, certain Existing Term Loans are being converted and reclassified to Term B-2 Loans.

(c)                                  On the Restatement Effective Date, in accordance with, and upon the terms and conditions set forth in, the Restatement Amendment, Existing Term Loans to the extent not converted to Term B-2 Loans, are deemed to be classified as Term B-1 Loans.

(d)                                 Subject to the terms and conditions herein set forth, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to Borrower, to make Revolving Loans to Borrower, at any time and from time to time on or after the Restatement Effective Date until the earlier of (i) the Revolving Maturity Date and (ii) the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.  Each outstanding Revolving Loan, Swingline Loan, and Letter of Credit under the Existing Credit Agreement shall be deemed an outstanding Revolving Loan, Swingline Loan, and Letter of Credit, as applicable, under this Agreement.

(e)                                  On the Restatement Effective Date, (i) Term B-1 Loans and Term B-2 Loans shall be deemed made as Eurodollar Loans in an amount equal to the principal amount of the Ex-

isting Term Loans from which such Term B-1 Loans and Term B-2 Loans were reclassified pursuant to the Restatement Amendment that were outstanding as Eurodollar Loans at the time of such reclassification (such Term B-1 Loans and Term B-2 Loans to correspond in amount to Existing Term Loans so reclassified of a given Interest Period), (ii) Interest Periods for the Term B-1 Loans and Term B-2 Loans described in clause (i) above shall end on the same dates as the Interest Periods applicable to the corresponding Existing Term Loans described in clause (i) above, and the LIBOR Rate applicable to such Term B-1 Loans and Term B-2 Loans during such Interest Periods shall be the same as those applicable to the Existing Term Loans so reclassified, and (iii) Term B-1 Loans Term B-2 Loans shall be deemed made as ABR Loans in amount equal to the principal amount of Existing Term Loans from which such Term B-1 Loans and Term B-2 Loans were reclassified pursuant to the Restatement Amendment that were outstanding as ABR Loans at the time of reclassification.

(f)                                   No reclassification of outstanding Existing Term Loans as Term B-1 Loans or Term B-2 Loans on the Restatement Effective Date shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g)                                  On and after the Restatement Effective Date, each Lender that holds a Note shall be entitled to surrender such Note to Borrower against delivery of a new Note completed in conformity with Section 2.04(c) evidencing the Loans held by such Lender on or after the Restatement Effective Date; provided that if any such Note is not so surrendered, then from and after the Restatement Effective Date such Note shall be deemed to evidence the Loans then held by such Lender.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed.  Within the limits set forth in clause (d) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02                                Loans.

(a)                                 Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

(b)                                 Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings under the Revolving Loans and ten Eurodollar Borrowings under the Term Loans outstanding hereunder at any one time.  For pur-

poses of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)                                  Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)                                  Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Term B-1 Loan Maturity Date, Term B-2 Loan Maturity Date or Incremental Term Loan Maturity Date, as applicable.

SECTION 2.03                                Borrowing Procedure.  To request a Revolving Borrowing or Term Borrowing, Borrower shall deliver, by hand delivery, telecopier or electronic mail (in pdf form and then followed by the original via overnight mail), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)                                 whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b)                                 the aggregate amount of such Borrowing;

(c)                                  the date of such Borrowing, which shall be a Business Day;

(d)                                 whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e)                                  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)                                   the location (which shall be an account in the United States) and number of Borrower’s account to which funds are to be disbursed; and

(g)                                  that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04                                Evidence of Debt; Repayment of Loans.

(a)                                 Promise to Repay.  Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)                                 Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded to the extent consistent with the Register and in any case where such accounts are in conflict or otherwise inconsistent with the entries in the Register, the entries in the Register shall govern for all purposes of this Agreement; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c)                                  Promissory Notes.  Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K-1, K-2 or K-3 or K-4, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or its registered assigns).

SECTION 2.05                                Fees.

(a)                                 Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Margin with respect to the commitment fee per annum on the average daily unused amount of the Revolving Commitments of such Revolving Lenders.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of January, April, July, October of each year, commencing on the Restatement Effective Date (it being understood, notwithstanding the foregoing, that the accrued Commitment Fees under the Existing Credit Agreement through the Restatement Effective Date shall, to the extent not otherwise paid prior to such date, be due and payable hereunder on the last Business Day of October 2012), and (B) on the date on which such Revolving Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)                                 Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c)                                  LC and Fronting Fees.  Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure (and accrued and unpaid fronting fees under the Existing Credit Agreement shall be included in the first such payment after the Restatement Effective Date), as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of January, April, July, October of each year, commencing on the Restatement Effective Date (it being understood, notwithstanding the foregoing, that the accrued LC Participation Fees and Fronting Fees under the Existing Credit Agreement through the Restatement Effective Date shall, to the extent not otherwise paid prior to such date, be due and payable hereunder on the last Business Day of October 2012), and (ii) on the date on which the Revolving Commitments terminate.  Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)                                 All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06                                Interest on Loans.

(a)                                 ABR Loans.  Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)                                 Eurodollar Loans.  Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)                                  Default Rate.  Notwithstanding the foregoing, during the continuance of an Event of Default occurring under Section 8.01(a), (b), (g) or (h), all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal and premium, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)                                 Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan (and accrued and unpaid interest under the Existing Credit Agreement for such Loan shall be paid on the first Interest Payment Date for such Loan following the Restatement Effective Date); provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(f)                                   Restatement Effective Date.  For the avoidance of doubt, for all periods prior to the Restatement Effective Date, all interest on Revolving Loans, Swingline Loans and Existing Term Loans shall bear interest at the rate applicable thereto under the Existing Credit Agreement, and for all periods from and after the Restatement Effective Date, interest on all Revolving Loans, Swingline Loans, Term B-1 Loans and Term B-2 Loans shall bear interest at the rate provided for herein.

SECTION 2.07                                Termination and Reduction of Commitments.

(a)                                 Termination of Commitments.  The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b)                                 Optional Terminations and Reductions.  At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c)                                  Borrower Notice.  Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08                                Interest Elections.

(a)                                 Generally.  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case, each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings under the Revolving Loans and ten Eurodollar Borrowings under the Term Loans outstanding hereunder at any one time.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 Interest Election Notice.  To make an election pursuant to this Section, Borrower shall deliver, by hand delivery, telecopier or electronic mail (in pdf form and then followed by the original via overnight mail), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)                                  Automatic Conversion to ABR Borrowing.  If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09                                Amortization of Term Borrowings.  Borrower shall pay to the Administrative Agent, for the account of the Term B-1 Loan Lenders, on the dates set forth on Annex I-A, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term B-1 Loan Repayment Date”), a principal amount of the Term B-1 Loans equal to the amount set forth on Annex I-A for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  To the extent not previously paid, all Term B-1 Loans shall be due and payable on the Term B-1 Loan Maturity Date. Borrower shall pay to the Administrative Agent, for the account of the Term B-2 Loan Lenders, on the dates set forth on Annex I-B, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term B-2 Loan Repayment Date” and, together with a Term B-1 Loan Repayment Date, a “Term Loan Repayment Date”), a principal amount of the Term B-2 Loans equal to the amount set forth on Annex I-B for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  To the extent not previously paid, all Term B-2 Loans shall be due and payable on the Term B-2 Loan Maturity Date

SECTION 2.10                                Optional and Mandatory Prepayments of Loans.

(a)                                 Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 or, if less, the outstanding principal amount of such Borrowing.

(b)                                 Revolving Loan Prepayments.

(i)                                     In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii)                                  In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii)                               In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings, and second, replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv)                              In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit from an issuer reasonably satisfactory to the Issuing Bank, or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(c)                                  Asset Sales.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)                  no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (c), (d), (e) (solely with respect to mergers and consolidations among Loan Parties and/or their Subsidiaries), (f), (g), (h), (i), (j) and (k), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $2.0 million in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $6.0 million in Net Cash Proceeds in any fiscal year (and thereafter only such Net Cash Proceeds in excess of $6.0 million shall be required to be applied to prepayment in accordance with this Section 2.10(c)); provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii)               so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to the fifth Business Day following such date stating that such Net Cash Proceeds are expected to be used to purchase replacement assets or repair such assets, or to purchase assets used or useful in the business of Borrower and its Subsidiaries, or to acquire 100% of the Equity Interests of any person that owns such assets or engages in a business of the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 6.14 and, in each case, otherwise in compliance with the terms of this Agreement, no later than 365 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d)                                 Debt Issuance.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by Holdings or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e)                                  [Intentionally Omitted].

(f)                                   Casualty Events.  Not later than five Business Days following the receipt of any Net Cash Proceeds in excess of $2.0 million from a Casualty Event by Holdings or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such excess Net Cash Proceeds; provided that:

(i)                                     such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to purchase replacement assets or repair such assets, or to purchase assets used or useful in the business of Borrower and its Subsidiaries, or to acquire 100% of the Equity Interests of any person that owns such assets or engages in a business of the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 6.15 and, in each case, otherwise in compliance with the terms of the Agreement no later than 365 days following the date of receipt of the entire amount of such proceeds; provided that such time may be extended by an additional 90 days if, on or prior to the 365th day following the date of receipt of such proceeds, Borrower delivers an Officers’ Certificate to the Administrative Agent detailing the intended use of such proceeds and certifying that the proceeds will be used to replace the assets subject to such Casualty Event; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agents, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii)                                  if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period (or such longer period to the extent extended pursuant to the first proviso to clause (i) above), such unused portion shall be applied within 5 business days after the end of such period as a mandatory prepayment as provided in this Section 2.10(f).

(g)                                  Excess Cash Flow.  No later than the earlier of (i) 120 days after the end of each Excess Cash Flow Period and (ii) 15 days after the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 50.0% of Excess Cash Flow for the Excess Cash Flow Period then ended; provided, however, that if the Total Leverage Ratio as of the end of such Fiscal Year is less than 4.0:1.0, then the amount of such prepayment for such Fiscal Year shall be reduced to an amount equal to 25.0% of such Excess Cash Flow; provided, further, that if the Leverage Ratio as of the end of such Fiscal Year is less than 2.5:1.0, then the amount of such prepayment for such Fiscal Year shall be reduced to an amount equal to 0% of such Excess Cash Flow; provided, further, however, that the amount required to be prepaid pursuant to this clause (g) shall be reduced dollar-for-dollar by the amount of any voluntary prepayments of Term Loans other than to the extent financed using the proceeds of incurrence of Indebtedness.

(h)                                 Application of Prepayments.  Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h).  Any optional prepayments of Loans pursuant to Section 2.10(a) shall be applied, at the option of Borrower (which option shall be set forth in the notice referred to in the first sentence of this clause (h)) to (x) repay then outstanding Revolving Loans or (y) to repay then outstanding Term Loans in the manner directed by Borrower; provided, that, notwithstanding Section 2.14(b)(ii), with respect to any such optional prepayment, (A) as between the Term B-1 Loans and the Term B-2 Loans, the Borrower may elect to solely repay the Term B-1 Loans prior to any repayment on the Term B-2 Loans or apportion an amount of such repayment such that the principal amount of Term B-1 Loans (together with accrued and unpaid interest thereon) are repaid on a pro rata basis or a greater than pro rata basis (but in any event not less than a pro rata basis) than the principal amount of Term B-2 Loans (together with accrued and unpaid interest thereon) repaid, (B) and in the case of any repayment pursuant to clause (A) above, amounts paid in respect of the Term B-1 Loans or the Term B-2 Loans shall be made ratably across such Term B-1 Loans or Term B-2 Loans, as applicable.  Any mandatory prepayments of Term Loans pursuant to Section 2.10(c), (d), (f) or (g) shall be applied to reduce scheduled prepayments required under Section 2.09, first, to such scheduled prepayments due for the next four Term Loan Repayment Dates (ratably among the scheduled prepayments due in respect of the Term B-1 Loans and the Term B-2 Loans) following such prepayment and, second, on a pro rata basis among the prepayments remaining to be made on each remaining Term Loan Repayment Date.  After application of mandatory prepayments of Term Loans described above in this Section 2.10(h) and to the extent there are mandatory prepayment amounts remaining after such application, the Revolving Commitments shall be permanently reduced ratably among the Revolving Lenders in accordance with their applicable Revolving Commitments in an aggregate amount equal to such excess, and Borrower shall comply with Section 2.10(b).

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the

Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(i)                                     Notice of Prepayment.  Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and (i) in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment and (ii) in the case of any optional prepayment pursuant to Section 2.10(a), as permitted by Section 2.10(h), the allocation of such prepayment as between the Term B-1 Loans and the Term B-2 Loans to the extent such prepayment shall not be applied ratably across all Term Loans.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by telecopier or electronic mail.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11                                   Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12                                Yield Protection.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii)                        subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of Taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)                     impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.13                                Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Revolving Loan or Eurodollar Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense (excluding, in any case, loss of anticipated profit) attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.14                                Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                                 Payments Generally.  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)                                 Pro Rata Treatment.

(i)                  Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)               Except to the extent set forth in the proviso to the second sentence of Section 2.10(h), each payment on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders.  Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)                                  Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(d)                                 Sharing of Set-Off.  If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)               the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e)                                  Borrower Default.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                   Lender Default.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e), 2.17(d), 2.18(d), 2.18(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15                                Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including Other Taxes); provided that if any applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required withholdings or deductions have been made (including withholdings or deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the applicable withholding agent shall make such withholdings or deductions and (iii) the applicable withholding agent, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)                                 Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                                  Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 business days after written demand (accompanied by a certificate complying with the requirements set forth below) therefor for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or at tributable to amounts payable under this Section 2.15) payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.  If Indemnified Taxes were not correctly or legally asserted, the Administrative Agent, the Issuing Bank or such Lender shall, upon the Borrower’s request and at the expense of the Loan Parties, provide such documents to the Borrower in form and substance satisfactory to the Administrative Agent, as the Borrower may reasonably request, to enable the applicable Loan Party to contest such Indemnified Taxes pursuant to appropriate proceedings then available to such Loan Party (so long as neither such contest nor the provision of such documents to the Borrower shall, in the good faith determination of the Administrative Agent, the Issuing Bank or the Lender, have a reasonable likelihood of resulting in any liability of, or any material adverse consequence or unreimbursed cost to, the Administrative Agent, the Issuing Bank or such Lender and doing so is otherwise permitted under applicable law as determined by the Administrative Agent, the Issuing Bank or such Lender). This Section 2.15(c) shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other person.

(d)                                 Evidence of Payments.  As soon as practicable (but in no event later than 30 days) after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  To the extent that a Foreign Lender is legally eligible to do so, such Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally eligible to do so), whichever of the following is applicable:

(i)                           duly completed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                        duly completed original copies of Internal Revenue Service Form W-8ECI,

(iii)                     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q to the Existing Credit Agreement, or any other similar form approved by the Administrative Agent (each, a “Non-Bank Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments are effectively connected with a U.S. trade or business of such Lender and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv)                    to the extent a Foreign Lender is not the beneficial owner (for example, where a Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY, accompanied by a Form W-8ECI, Form W-BEN, Non-Bank Certificate, Form W-9, Form W-8IMY and any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.15(e) if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the Non-Bank Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or

(v)              any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

Each Foreign Lender shall promptly update any documentation previously delivered under this Section 2.15(e) upon the obsolescence, expiration or invalidity of any such documentation (including as a result of any change in a Lender’s circumstances) or promptly notify Borrower and the Administrative Agent in writing of its inability to do so.

(f)                                   Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any indemnitee be required to pay any amount to Borrower the payment of which would place such indemnitee in a less favorable net after-tax position than such indemnitee would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g)                                  U.S. Lenders.  Each Lender who is a U.S. Person on or prior to the date of its execution and delivery of this Agreement, on or prior to the date on which it becomes a Lender, in the case of an assignee, and from time to time thereafter if requested in writing by Borrower or the Administrative Agent, shall provide Borrower and the Administrative Agent with duplicate executed originals of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to exemption from United States backup withholding tax.

Each U.S. Lender shall promptly update any documentation previously delivered under this Section 2.15(e) upon the obsolescence, expiration or invalidity of any such documentation (including as a result of any change in a Lender’s circumstances) or promptly notify Borrower and the Administrative Agent in writing of its inability to do so.

(h)                                 Administrative Agent.  An Administrative Agent that is not a U.S. Person, shall deliver to the Borrower on or prior to the date such person becomes the Administrative Agent (and at such other times as are reasonably requested by the Borrower), two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms) and a withholding certificate that satisfies the requirements of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.1441-1(e)(3)(v) as applicable to a U.S. branch that has agreed to be treated as a U.S. person for withholding tax purposes.  An Administrative Agent that is a U.S. Person, shall deliver to the Borrower on or prior to the date such person becomes the Administrative Agent (and at such other times as are reasonably requested by the Borrower), two executed originals of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to exemption from United States backup withholding tax.  In addition, the Administrative Agent shall update such previously delivered forms and certificate if such form and/or certificate becomes inaccurate or otherwise invalid by reason of a lapse of time or change in circumstances.

(i)                                     FATCA Documentation.  If a payment made to a Lender or an Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if such person were to fail to comply with the applicable requirements of FATCA, such Person shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)                                    Definition of Lender.  For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.15, include any Issuing Bank.

SECTION 2.16                                Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender.  Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth in reasonable detail such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                           the Administrative Agent shall have been paid the processing and recordation fee specified in Section 10.04(b);

(ii)                        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts;

(iii)                     in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                    such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, with respect to an exercise by Borrower of its rights under this Section 2.16(b) resulting from a claim for compensation by such Lender under Section 2.12, such Lender withdraws or waives such claim within 10 Business Days of such Lender’s receipt of the notice to such Lender of Borrower’s intent to exercise of its rights under this Section 2.16(b) referred to above.

SECTION 2.17                                Swingline Loans.

(a)                                 Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5.0 million or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b)                                 Swingline Loans.  To request a Swingline Loan, Borrower shall deliver, by hand delivery, telecopier or electronic mail (in pdf form and then followed by the original via overnight mail), a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan.  Each Swingline Loan shall be an ABR Loan.  The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.  Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom.  Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $50,000 above such amount.

(c)                                  Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 2:00 p.m., New York City time, on the proposed date of repayment.

(d)                                 Participations.  The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will par-

ticipate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent.  Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18                                Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary).  The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by other electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 2:00 p.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)                           the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)                        the amount thereof;

(iii)                     the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv)                    the name and address of the beneficiary thereof;

(v)                       whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi)                    the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii)                 the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)              such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)                           the Letter of Credit to be amended, renewed or extended;

(ii)                        the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii)                     the nature of the proposed amendment, renewal or extension; and

(iv)                    such other matters as the Issuing Bank may reasonably require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Section 4.02 otherwise in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $10,000, in the case of a Commercial Letter of Credit, or $50,000, in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such

Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d).  On the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

(c)                                  Expiration Date.

(i)                           Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 360 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 360 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(ii)                        If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or collateralization of any Letter of Credit in accordance with the terms of this Agreement and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.

(i)                           If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii)                        If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii)                     If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f)                                   Obligations Absolute.  The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries.  None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c).  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms and in interest bearing accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h).  Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j)                                    Additional Issuing Banks.  Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such designated Revolving Lender(s).  Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k)                                 Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower.  The Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l)                                     Other.  The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i)                           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii)                        the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.19                                Increase in Commitments.

(a)                                 Borrower Request.  Borrower may, after the Restatement Effective Date, by written notice to the Administrative Agent elect to request (x) prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments and/or (y) the establishment of one or more new term loan commitments (each, an “Incremental Term Loan Commitment”) by an amount not in excess of $50.0 million in the aggregate and not less than $5.0 million individually.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.  All persons providing increases to the existing Revolving Commitments pursuant to this Section 2.19 shall be reasonably approved (such approval not to be unreasonably withheld) by the Administrative Agent, the Issuing Bank and the Swingline Lender.

(b)                                 Conditions.  The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i)                           each of the conditions set forth in Section 4.02 (other than clause (a) thereof) shall be satisfied;

(ii)                        no Default or Event of Default shall have occurred and be continuing or would result from the borrowings, if any, to be made on the Increase Effective Date;

(iii)                     after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), Borrower shall be in compliance on a Pro Forma Basis with each of the covenants set forth in Sections 6.10(a) and (b) as of the last measurement date, treating such borrowings, increase in Indebtedness and consummation as if it occurred on the first day of the last measurement period;

(iv)                    Borrower shall make any payments required pursuant to Section 2.13 in connection with any adjustment of Revolving Loans pursuant to Section 2.19(d); and

(v)                       Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)                                  Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)                           terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term B-2 Loans (it being understood that Incremental Term Loans may be part of the existing Term B-2 Loans);

(ii)                        the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii)                     the weighted average life to maturity of all new Term Loans shall be no shorter than the weighted average life to maturity of the Revolving Loans and the existing Term B-2 Loans;

(iv)                    the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Final Maturity Date; and

(v)                       the Yield for the Incremental Term Loans shall be determined by Borrower and the applicable new Lenders; provided, however, that the Yield for the new Incremental Term Loans shall not be greater than the highest Yield that may, under any circumstances, be payable with respect to existing Term B-2 Loans plus 50 basis points (and the Applicable Margins applicable to the Term B-2 Loans shall be increased to the extent necessary to achieve the foregoing).

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments made pursuant to this Agreement.

(d)                                 Adjustment of Revolving Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(e)                                  Making of New Term Loans.  On any Increase Effective Date on which new Commitments for Incremental Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a term loan to Borrower in an amount equal to its new Commitment.

(f)                                   Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Incremental Term Loans or any such new Commitments.

SECTION 2.20                                Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)                                 the Commitment Fee shall cease to accrue on the Commitment of such Revolving Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Bank pursuant to clause (c)(v) below);

(b)                                 if any Swingline Exposure or LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i)                           all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all Non-Defaulting Revolving Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all Non-Defaulting Revolving Lenders’ Revolving Commitments;

(ii)                        if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding;

(iii)                     if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;

(iv)                    if any portion of such Defaulting Lender’s LC Exposure is reallocated to the Non-Defaulting Revolving Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the Non-Defaulting Revolving Lenders in accordance with their Pro Rata Percentages; or

(v)                       if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.19(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(c)                                  so long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or cash collateralized in accordance with Section 2.19(b), and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein); and

(d)                                 any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Revolving Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, Borrower, the Issuing Bank or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Commitment and on such date such Revolving Lender shall purchase at par such of the Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Pro Rata Percentage.  The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Non-Defaulting Revolving Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 2.19 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 2.21                                Extension of Term B-1 Loans.  Upon the mutual agreement of the Borrower and any Term B-1 Loan Lender, such Term B-1 Loan Lender may convert Term B-1 Loans (in a minimum principal amount of $500,000 (or such lesser principal amount that constitutes all of its Term B-1 Loans)) into Term B-2 Loans at any time prior to February 15, 2013 pursuant to a Term B-2 Loan

Conversion Document and such Term B-1 Loans so converted shall constitute Term B-2 Loans for all purposes of the Loan Documents from and after such conversion (with the effective date of such conversion being the date set forth in the Term B-2 Loan Conversion Document relating thereto) and the Term B-1 Loan Lender shall be deemed a Term B-2 Loan Lender in its capacity as holder of such Term B-2 Loan (and the Register shall reflect such conversion); provided that (a) such Term B-2 Loan Conversion Document shall be executed by the Administrative Agent, the Borrower and such Term B-1 Loan Lender, (b) the fee paid to such Term B-1 Lender for its conversion shall not be greater (measured as a percentage of the principal amount of Term B-1 Term Loans so converted) than the fee set forth in Section 5(c) of the Restatement Agreement, (c) the amounts on Annex I-A shall be reduced and the Annex I-B shall be increased in an amount proportionate to each such Term B-1 Loan so converted (with each such reduction and increase to be effective with respect to each such Term Loan Repayment Date on and following such conversion of such Term B-1 Loan into a Term B-2 Loan), (d) there shall be no more than 2 (or such greater number as the Administrative Agent may agree to) dates in the aggregate upon which all such conversions may occur and (e) the Loan Parties shall enter into such reaffirmations and amendments to the Collateral Documents as the Administrative Agent may reasonably request in connection with such each such conversion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01                                   Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Company is in compliance with its Organizational Documents and, with respect to any such Organizational Documents which are multiparty agreements, there is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02                                Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03                                No Conflicts.  Except as set forth on Schedule 3.03 to this Agreement, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organiza-

tional Documents of any Company, (c) will not violate in any material respect any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04                                Financial Statements; Projections.

(a)                                 Historical Financial Statements.  Borrower has heretofore delivered to the Lenders (i) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower as of and for the fiscal years ended February 2, 2010, February 1, 2011 and January 31, 2012, audited by and accompanied by the unqualified opinion of Grant Thornton LLP, independent public accountants and (ii) unaudited consolidated balance sheets and related statements of income of Borrower for each fiscal quarter ending after the last fiscal year covered by the audited financial statements referenced in clause (i) and more than 45 days prior to the Restatement Effective Date and for the comparable periods of the preceding fiscal year.  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP (in the case of financial statements delivered pursuant to Sections 5.01(b) and (c), subject to normal year-end audit adjustments and the absence of footnotes) and present fairly and in all material respects the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate.

(b)                                 No Liabilities.  Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents.  Since January 31, 2012, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  [Reserved].

(d)                                 Forecasts.  The forecasts of financial performance of Holdings and its subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to reasonable (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.05                                Properties.

(a)                                 Generally.  Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)                                 Real Property.  Schedule 8(a) to the Perfection Certificate dated the Restatement Effective Date contain a true and complete list of each interest in Real Property (i) owned by any Company specifying the address of such Real Property and noting Mortgaged Property as of the Restatement Effective Date and filing offices for Mortgages as of the Restatement Effective Date and (ii) leased, subleased, licensed or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Restatement Effective Date.

(c)                                  No Casualty Event.  As of the Restatement Effective Date, no Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property that would reasonably be expected to result in a Material Adverse Effect.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d)                                 Collateral.  Each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing, in each case used in, necessary for or material to each Company’s business as currently conducted.  The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06                                Intellectual Property.

(a)                                 Ownership/No Claims.  Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim.  The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Registrations.  Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate, on and as of the Restatement Effective Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c)                                  No Violations or Proceedings.  To each Loan Party’s knowledge, on and as of the Restatement Effective Date, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).

SECTION 3.07                                Equity Interests and Subsidiaries.

(a)                                 Equity Interests.  Schedules 1(a) and 10(a) to the Perfection Certificate dated the Restatement Effective Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Restatement Effective Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Restatement Effective Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Restatement Effective Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower or joint ventures permitted by this Agreement, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries.  All Equity Interests of Borrower are owned directly by Holdings.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and other Permitted Collateral Liens, and, with respect to the Equity Interests of Borrower and its Wholly-Owned Subsidiaries, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)                                 No Consent of Third Parties Required.  No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof, except as have been obtained.

(c)                                  Organizational Chart.  An accurate organizational chart, showing the ownership structure of Holdings, Borrower and each Subsidiary on the Restatement Effective Date, and after giving effect to the Transactions, is set forth on Schedule 10(a) to the Perfection Certificate dated the Restatement Effective Date.

SECTION 3.08                                Litigation; Compliance with Laws.  Except as set forth on Schedule 3.08 to this Agreement, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09                                Agreements.  No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.  No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.10                                Federal Reserve Regulations.  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.11                                Investment Company Act.  No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

SECTION 3.12                                Use of Proceeds.  On and after the Restatement Effective Date, the Revolving Loans and Swingline Loans will be used by Borrower and its subsidiaries to pay Transaction Expenses, and for working capital and general corporate purposes (including to effect Permitted Acquisitions).

SECTION 3.13                                   Taxes.  Each Company has, except for any failure that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (a) timely filed or caused to be timely filed all federal Tax Returns and all state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all respects, and (b) duly and timely paid, collected, withheld or remitted or caused to be duly and timely paid, collected, withheld or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible, withholdable or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect.  Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14                                No Material Misstatements.  No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading in any material respect as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.15                                Labor Matters.  As of the Restatement Effective Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16                                Solvency.  Immediately after the consummation of the Transactions to occur on the Restatement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Effective Date.

SECTION 3.17                                Employee Benefit Plans.  Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1.0 million the fair market value of the property of all such underfunded Plans.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18                                Environmental Matters.  Except as set forth in Schedule 3.18 to this Agreement and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)                                 The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(b)                                 The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(c)                                  There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(d)                                 There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;

(e)                                  No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation;

(f)                                   No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(g)                                  No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(h)                                 No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(i)                                     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(j)                                    The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19                                Insurance.  Schedule 3.19 to this Agreement sets forth a true, complete and correct description of all insurance maintained by each Company as of the Restatement Effective Date.  All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, except, in such case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20                                Security Documents.

(a)                                 Security Agreement.  The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b)                                 PTO Filing; Copyright Office Filing.  When the Security Agreement or an appropriate short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and appropriate UCC financing statements are filed in the proper governmental offices, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.

(c)                                  Mortgages.  Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Restatement Effective Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Collateral Liens.

(d)                                 Valid Liens.  Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

SECTION 3.21                                [Intentionally Omitted].

SECTION 3.22                                Anti-Terrorism Law.

(a)                                 No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)                                 No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                           a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                        a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                     a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                       a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23                                [Intentionally Omitted].

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01                                Conditions to Effectiveness and Initial Credit Extension.  The effectiveness of the Existing Credit Agreement and the initial extensions of credit thereunder was subject to the satisfaction (or waiver) of the conditions precedent set forth in Section 4.01 of the Existing Credit Agreement.

SECTION 4.02                                Conditions to All Credit Extensions.  The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension but excluding any continuation or conversion of Loans) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)                                 Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b)                                 No Default.  Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension; provided that:

(i)                  to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date;

(ii)               any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates; and

(d)                                 No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the making of Loans hereunder.

Each of the delivery of a Borrowing Request (other than in connection with a continuation or conversion of Loans) or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied.  Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(d) have been satisfied.

SECTION 4.03                                Conditions to Effectiveness.  The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in Section 4 of the Restatement Amendment.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been canceled or have expired or have been collateralized in a matter reasonably acceptable to the Administrative Agent and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01                                Financial Statements, Reports, etc.  Furnish to the Administrative Agent (for prompt delivery to each Lender), and upon the request of the Administrative Agent or any Lender, to each such Lender making the request to Borrower or the Administrative Agent, the following:

(a)                                 Annual Reports.  As soon as available and in any event within 105 days after the end of the fiscal year ending January 29, 2013 and within 105 days after the end of each fiscal year thereafter, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of Grant Thornton LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification, except as may be required as a result of the impending maturity of any of the Term B-1 Loans hereunder), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year;

(b)                                 Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year thereafter, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis in a form reasonably satisfactory to the Administrative

Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;

(c)                                  Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower by furnishing the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC (within the applicable time periods set forth above in clauses (a) and (b) for such delivery), to the extent such reports contain the information required in such clause (a) or (b), as applicable; provided that, (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between information relating to the Borrower (or such parent) on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such financial statements are accompanied by a report and opinion of Grant Thornton LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification, except as may be required as a result of the impending maturity of any of the Term B-1 Loans hereunder) stating that such financial statements present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows as of the dates and the periods presented in accordance with GAAP, and the management discussion and analysis in any Form 10-K shall be acceptable in lieu of the narrative report and management discussion and analysis required in 5.01(a)(iii).

It is understood and agreed that a fiscal year of the Borrower or Holdings shall be referred to by reference to the period of the calendar year that comprises the majority of the fiscal year period. For the avoidance of doubt, the fiscal year ended January 29, 2013 is referred to herein as “Fiscal Year 2012”.

(d)                                 Financial Officer’s Certificate.  (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) beginning with the fiscal quarter ending October 30, 2012, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 (including the aggregate amount of the Cumulative Growth Amount for such period and the uses therefor) and, concurrently with any delivery of financial statements under Section 5.01(a) above, setting forth Holding’s calculation of Excess Cash Flow; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending January 29, 2013, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to a financial covenant under Section 6.10 has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e)                                  Financial Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of financial statements under Section 5.01(a) above, a certificate of a Financial Officer (A) updating, to the extent necessary, (i) the list of the Loan Parties owned and leased real property, (ii) any changes to the names or locations of any Loan Party or (iii) any other information reasonably requested by the Administrative Agent with respect to the Collateral including delivering the Administrative Agent and Collateral Agent a Perfection Certificate Supplement or (B) confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement so delivered;

(f)                                   Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Material Indebtedness pursuant to the terms of the documentation governing such Material Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)                                  Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h)                                 Budgets.  Within 60 days after the beginning of each fiscal year of Borrower, a budget for Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in detail, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is a reasonable estimate for the periods covered thereby;

(i)                                     [Intentionally Omitted].

(j)                                    Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02                                Litigation and Other Notices.  Furnish to the Administrative Agent (for prompt delivery to each Lender), and upon the request of the Administrative Agent or any Lender, to each such Lender making the request to Borrower or the Administrative Agent, written notice of the following promptly (and, in any event, within five Business Days of the occurrence thereof):

(a)                                 any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document, and promptly (and no more than 15 days after receiving such request) provide copies to the Administrative Agent and upon written request of the Administrative Agent of all pleadings and judgments related to such item; and

(c)                                  promptly (and, in any event, within five Business Days of the occurrence thereof) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03                                Existence; Businesses and Properties.

(a)                                 Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or

Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) comply with all material agreements except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect; (iii) comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except, where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (iv) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and subject to casualty and condemnation events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04                                Insurance.

(a)                                 Generally.  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to each Company’s Real Property and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated businesses) with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b)                                 Requirements of Insurance.  All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or 10 days with respect to non-payment of premium) after receipt by the Collateral Agent of written notice thereof and if an endorsement providing such notice is commercially impracticable by Borrower’s carrier, Borrower will use its commercially reasonable efforts to provide 30 days’ notice to the Collateral Agent prior to the cancellation, material reduction in amount or material change in coverage, (ii) name the Collateral Agents as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or additional loss payee (in the case of property insurance), as applicable and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.

(c)                                  Notice to Agents.  Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d)                                 Flood Insurance.  With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e)                                  Broker’s Report.  Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f)                                   Mortgaged Properties.  No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05                                Taxes.

(a)                                 Payment of Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien or (iii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions or (y) the failure to pay could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(b)                                 Filing of Returns.  Timely file all material Tax Returns required to be filed by it, and withhold, collect and remit all material Taxes that it is required to collect, withhold or remit, in each case, except to the extent a failure to act in compliance with this clause (b) could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.06                                Employee Benefits.  (a) Comply with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 30 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $5.0 million or in the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan maintained by any Company; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan maintained by any Company (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07                                Maintaining Records; Access to Properties and Inspections; Annual Meetings.  Keep proper books of record and account (i) in which full, true and correct entries in conformity with all Requirements of Law, (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which of all dealings and transactions in relation to its business and activities are recorded.  Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may request; provided that in the absence of an Event of Default, no more than one such visit for the Administrative Agent and the Lenders will be permitted in a year.  So long as no Default or Event of Default has occurred and is continuing, Borrower shall be permitted to coordinate the visits and inspections of individual Lenders to minimize inconvenience.

SECTION 5.08                                Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09                                Compliance with Environmental Laws; Environmental Reports.

(a)                                 Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)                                 If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 30 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the

Lenders within 60 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response required by law to address them.

SECTION 5.10                                [Intentionally Omitted].

SECTION 5.11                                Additional Collateral; Additional Guarantors.

(a)                                 Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b)                                 With respect to any person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by any Guarantor, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party, (ii) cause such new Subsidiary to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, and (iii)  take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and, in the case of a Foreign Subsidiary, execution and delivery of a security agreement with respect to such Foreign Subsidiary’s Equity Interests compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clauses (i) and (iii) of this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b); provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b) Equity Interests of such Subsidiary.

(c)                                  Promptly (and in any event within 60 days of the acquisition thereof), grant to the Collateral Agent as additional security for the Secured Obligations, a first priority security interest in and a Mortgage with respect to each Real Property (i) owned in fee by such Loan Party, (ii) acquired by such Loan Party after the Closing Date, (iii) that, together with any improvements thereon, has a fair market value of at least $5.0 million (except for the property at 100 Vision Park Dr., Shenandoah, TX 77384) and (iv) that is not mortgaged to a third party as permitted by Section 6.02.  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall also take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent reasonably require to confirm the validity, perfection and priority of the Lien of any Mortgage, which may include obtaining (x) a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien (subject to Permitted Collateral Liens) on the Mortgaged Property and fixtures described therein in the amount equal to not less than 100% of the fair market value of such Mortgaged Property and fixtures, (each such policy or such marked-up commitment, a “Title Policy”), (y) a Survey and (z) a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage.

SECTION 5.12                                Security Interests; Further Assurances.  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent shall, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Collateral Liens, or use commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith.  Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may reasonably require.  If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.13                                Information Regarding Collateral.  Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidat-

ing, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 10 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral with a fair market value in excess of $2.0 million is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been canceled or have expired or have been collateralized in a manner reasonably acceptable to the Administrative Agent and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01                                Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a)                                 Indebtedness incurred under this Agreement and the other Loan Documents;

(b)                                 (i) Indebtedness of Borrower and its Subsidiaries outstanding on the Restatement Effective Date and listed on Schedule 6.01(b) to this Agreement and (ii) Permitted Refinancings thereof;

(c)                                  Indebtedness of Borrower and its Subsidiaries under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d)                                 Indebtedness permitted by Section 6.04(f);

(e)                                  Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations, in an aggregate amount not to exceed $10.0 million at any time outstanding;

(f)                                   Indebtedness in respect of bid, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance or surety, appeal or similar bonds issued for the account of and completion guarantees and other similar obligations provided by any Company in the ordinary course of business;

(g)                                  Contingent Obligations of Borrower and its Subsidiaries in respect of Indebtedness otherwise permitted under this Section 6.01;

(h)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i)                                     Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)                                    Acquired Indebtedness in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

(k)                                 Indebtedness incurred by Borrower or any Subsidiary to finance the payment of insurance premiums of Borrower or its Subsidiaries;

(l)                                     unsecured intercompany Indebtedness permitted pursuant to Section 6.04(f) or (m);

(m)                             Indebtedness of Borrower and its Subsidiaries in an aggregate amount not to exceed $50.0 million at any time outstanding, of which $10.0 million may be secured Indebtedness;  and

(n)                                 Indebtedness of Holdings or Borrower consisting of notes issued as described in Section 6.08(b), provided that (i) such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent, (ii) such Indebtedness shall have no covenants or events of default other than in respect of the obligation to make scheduled principal and interest payments and (iii) the interest rate applicable to such Indebtedness shall not exceed the Base Rate applicable at the time of issuance of such Indebtedness.

SECTION 6.02                                Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)                                 Liens for Taxes, not yet due and payable or delinquent and Liens for Taxes, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b)                                 Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppli-

ers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c)                                  any Lien in existence on the Restatement Effective Date and set forth on Schedule 6.02(c) to this Agreement and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Restatement Effective Date and (ii) does not encumber any property other than the property subject thereto on the Restatement Effective Date (any such Lien, an “Existing Lien”);

(d)                                 easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies (taken as a whole);

(e)                                  Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(f)                                   Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(g)                                  Leases, subleases, licenses and sublicenses entered into or granted in the ordinary course of business;

(h)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i)                                     Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j)                                    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Com-

pany, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and other account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)                                 Liens on property of a person existing at the time such person or the property of such person is acquired or merged with or into or consolidated with any Company to the extent permitted under Section 6.07 (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l)                                     Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m)                             licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n)                                 the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods and similar arrangements;

(o)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)                                 Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.04;

(q)                                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted under Section 6.01(k);

(r)                                    the filing of unauthorized financing statements or other similar notices for which there is no underlying security interest granted by any Loan Party;

(s)                                   Liens in favor of a Loan Party on assets of a Subsidiary that is not a Subsidiary Guarantor;

(t)                                    Liens securing secured Indebtedness permitted under Section 6.01(m) and other Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $14.0 million at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents;

(u)                                 any interest or title of a lessor under leases entered into by Borrower or any of its Subsidiaries in the ordinary course of business; and

(v)                                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

SECTION 6.03                                [Intentionally Omitted].

SECTION 6.04                                Investment, Loan and Advances.  Directly or indirectly, lend money or credit (by way of guarantee or otherwise, including Contingent Obligations) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)                                 the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents (as defined in the Existing Credit Agreement);

(b)                                 Investments outstanding on the Restatement Effective Date and identified on Schedule 6.04(b) to this Agreement;

(c)                                  the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d)                                 Hedging Obligations incurred pursuant to Section 6.01(c);

(e)                                  loans and advances to directors, employees and officers of Holdings or any of its Subsidiaries (i) for bona fide business purposes not to exceed $5.0 million at any time outstanding and (ii) to purchase Equity Interests of any Parent Company so long as any proceeds of such purchase are contemporaneously contributed, directly or indirectly, to Borrower;

(f)                                   Investments (i) by any Company in Borrower or any Subsidiary Guarantor and (ii) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary; provided that any Investment in the form of a loan or advance by Borrower or a Subsidiary Guarantor shall be evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g)                                  Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)                                 Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(i)                                     Permitted Acquisitions;

(j)                                    Investments by a Loan Party consisting solely of Contingent Obligations permitted under Section 6.01(g);

(k)                                 Any portion of an Investment otherwise accounted for as a Capital Expenditure under Section 6.10(c);

(l)                                     Investments solely financed by the Equity Interests of any Parent Company (other than Holdings);

(m)                             Guarantees by Borrower or any Subsidiary of obligations of franchisees or any of their Affiliates in an aggregate outstanding amount (including any such guaranteed obligations outstanding on the Restatement Effective Date) not to exceed $5.0 million;

(n)                                 other Investments in an aggregate amount not to exceed $30.0 million at any time outstanding; provided that with respect to any Investments made under this clause (l), immediately before and after giving effect to such Investment, no Default shall have occurred and be continuing or would result therefrom;

(o)                                 Guarantees by Borrower or any Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(p)                                 other Investments in an amount not to exceed the Cumulative Growth Amount immediately prior to the making of such Investment.

An Investment shall be deemed to be outstanding to the extent not returned in cash or otherwise in the same form as the original Investment to Borrower or any Subsidiary Guarantor.

SECTION 6.05                                Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a)                                 [intentionally omitted];

(b)                                 Asset Sales in compliance with Section 6.06;

(c)                                  acquisitions in compliance with Section 6.07;

(d)                                 (x) any Company may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and a Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Holdings in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable, and (y) any Subsidiary that is not a Subsidiary Guarantor may transfer property or lease to or acquire or lease property from any other Subsidiary that is not a Subsidiary Guarantor or may be merged into any other Subsidiary that is not a Subsidiary Guarantor;

(e)                                  any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(f)                                   any Investment expressly permitted under Section 6.04 may be structured as a merger or consolidation.

SECTION 6.06                                Asset Sales.  Effect any Asset Sale, except that the following shall be permitted:

(a)                                 disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b)                                 sales of inventory, cash and Cash Equivalents and doubtful accounts, in each case, in the ordinary course of business;

(c)                                  other Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed $20.0 million in the aggregate but, in any event, shall not exceed $6.0 million with respect to any single Asset Sale;

(d)                                 leases of real or personal property in the ordinary course of business;

(e)                                  [intentionally omitted];

(f)                                   mergers and consolidations in compliance with Section 6.05;

(g)                                  Investments in compliance with Section 6.04;

(h)                                 without duplication, Investments permitted as Capital Expenditures pursuant to Section 6.10(c);

(i)                                     sales, transfers and other dispositions of property by any Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor;

(j)                                    non-exclusive licenses and sublicenses of Intellectual Property in the ordinary course of business;

(k)                                 any disposition of real property to a Governmental Authority that results from a Casualty Event;

(l)                                     sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof; and

(m)                             Refranchising Sales in the ordinary course of business.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.07                                Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person, except that the following shall be permitted:

(a)                                 Capital Expenditures by Borrower and the Subsidiaries;

(b)                                 purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c)                                  Investments in compliance with Section 6.04;

(d)                                 leases of real or personal property in the ordinary course of business;

(e)                                  the Transactions as contemplated by the Transaction Documents;

(f)                                   Permitted Acquisitions; and

(g)                                  mergers and consolidations in compliance with Section 6.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

SECTION 6.08                                Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a)                                 Dividends by any Company to Borrower or any Guarantor that is a Wholly Owned Subsidiary of Borrower or, in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, Dividends pro rata to the holders of such Subsidiary’s Equity Interests, taking into account the relative preferences, if any, on the various classes of Equity Interests of such Subsidiary;

(b)                                 payments, dividends or distributions, directly or indirectly, to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem Qualified Capital Stock of Holdings or a direct or indirect parent of Holdings (including through the subsequent dividend or distribution directly or indirectly to such parent) held by active or former officers, directors, employees or consultants (or their transferees, estates or beneficiaries under their estates) of any Company or to make payment on promissory notes issued to pay the purchase price with respect to such repurchases or redemptions, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (w) $6.0 million (plus any amount not used in any fiscal year may be carried forward to the next three succeeding fiscal years), plus (x) the amount of any Net Cash Proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Holdings to officers, directors or employees of Holdings or any Company that have not been used to make any repurchases, redemptions or payments under this clause (b), plus (y) the net cash proceeds of any “key-man” life insurance policies of any Company that have not been used to make any repurchases, redemptions or payments under this clause (b) plus (z) amounts that are contemporaneously repaid to Borrower or a Subsidiary in respect of loans made pursuant to Section 6.04(e);

(c)                                  (A) to the extent actually used by Holdings or any direct or indirect parent of Holdings to pay such taxes, costs and expenses, payments, dividends or distributions, directly or indirectly, by Borrower to or on behalf of Holdings (or its direct or indirect parents) in an amount sufficient to permit Holdings to pay (or to dividend to its direct or indirect parents to pay) franchise taxes and other fees required to maintain the legal existence of Holdings (and its direct and indirect parents) and (B) to the extent actually used by Holdings (or a direct or indirect parent) to pay such operating costs and expenses, payments, dividends or distributions, directly or indirectly, by Borrower to or on behalf of Holdings (or a direct or indirect parent) in an amount sufficient to pay such operating costs and expenses incurred in the ordinary course of business of Holdings (or its direct or indirect parents) and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Borrower and its Subsidiaries, Transaction Expenses and any reasonable and customary indemnification claims made by directors or officers of such parent attributable to the ownership or operations of Borrower and its Subsidiaries;

(d)                                 Permitted Tax Distributions by Borrower to Holdings so long as Holdings (or to its direct or indirect parents) uses such distributions to pay the applicable taxes;

(e)                                  payments resulting from the cashless exercise of options and warrants on the Equity Interests of any Company permitted hereunder;

(f)                                   the proceeds of which shall be used by Holdings to pay (or to make Dividends to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful or secondary equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of Borrower and its Subsidiaries;

(g)                                  Holdings may make Dividends in an amount not to exceed the amount of the Cumulative Growth Amount; and

(h)                                 Holdings, Borrower and each Subsidiary may declare and make Dividends payable solely in the Equity Interests (other than Disqualified Capital Stock not otherwise permitted by Section 7.01) of such Person.

SECTION 6.09                                Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors or between or among Subsidiaries that are not Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)                                 Dividends permitted by Section 6.08;

(b)                                 Investments permitted by Sections 6.04(e), (f), (j) and (k) and transactions permitted by Section 6.05(d);

(c)                                  reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit and equity incentive plans) and indemnification and reimbursement arrangements, in each case, approved by the Board of Directors of Borrower; and

(d)                                 transactions with customers, clients, suppliers, joint venture partners, franchisees or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents.

SECTION 6.10                                Financial Covenants.

(a)                                 Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio, as of the last day of any Test Period to exceed the ratio set forth below opposite the last fiscal quarter of such Test Period:

Test Period	Total Leverage Ratio
Third Quarter of Fiscal Year 2012	3.50 to 1.0
Fourth Quarter of Fiscal Year 2012	3.50 to 1.0
First Quarter of Fiscal Year 2013	3.50 to 1.0
Second Quarter of Fiscal Year 2013	3.50 to 1.0
Third Quarter of Fiscal Year 2013 and each Fiscal Quarter Thereafter	3.50 to 1.0

(b)                                 Minimum Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio, as of the last day of any Test Period to be less than the ratio set forth below opposite the last fiscal quarter of such Test Period:

Test Period	Interest Coverage Ratio
Third Quarter of Fiscal Year 2012	3.00 to 1.0
Fourth Quarter of Fiscal Year 2012	3.00 to 1.0
First Quarter of Fiscal Year 2013	3.00 to 1.0
Second Quarter of Fiscal Year 2013	3.00 to 1.0
Third Quarter of Fiscal Year 2013 and each Fiscal Quarter Thereafter	3.00 to 1.0

(c)                                  Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made in any fiscal year set forth below, to exceed the amount set forth opposite such fiscal year below:

Period	Amount
Fiscal Year 2012	$80.0 million
Fiscal Year 2013	$80.0 million
Fiscal Year 2014	$80.0 million
Fiscal Year 2015	$80.0 million

; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.10(c) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 100% of such maximum amount (without giving effect to clause (z) below) may be added to the amount of Capital Expenditures permitted under this Section 6.10(c) for the immediately succeeding (but not any other) fiscal year, (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover) and (z) the amount set forth in the table above for any period may be increased in an amount not to exceed the then Cumulative Growth Amount designated for Capital Expenditures for such period during such period.

Notwithstanding anything to the contrary contained herein, in the event that Borrower and its Subsidiaries have made Capital Expenditures in any fiscal year of the Borrower in an amount equal to the maximum aggregate amount permitted to be made by Borrower its Subsidiaries during such fiscal year, the Borrower and its Subsidiaries may utilize up to 25% of the applicable permitted scheduled Capital Expenditures amount as set forth above in this clause (c) for the immediately succeeding fiscal year of the Borrower (the “Carry-Back Amount”) to make additional Capital Expenditures in the then current fiscal year of the Borrower (which shall reduce the base amount of Capital Expenditures permitted to be made in such succeeding fiscal year by the Carry-Back Amount so utilized).

SECTION 6.11                                Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.  Directly or indirectly:

(a)                                 make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness, except (i) the conversion or exchange of any Subordinated Indebtedness to Equity Interests (other than Disqualified Capital Stock) of Holdings or any of its direct or indirect parents and (ii) prepayments or redemptions in respect of Subordinated Indebtedness prior to their scheduled maturity in an aggregate amount not to exceed the Cumulative Growth Amount;

(b)                                 amend or modify, or permit the amendment or modification of, any provision of any document governing any Subordinated Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders;

(c)                                  amend or modify, or permit the amendment or modification of, any provision of any Permitted Refinancing Indebtedness in respect thereof, or any agreement (including any document relating to any Permitted Refinancing Indebtedness in respect thereof) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders; or

(d)                                 terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to Borrower’s Equity Interests (including any stockholders’ agreements), or enter into any new agreement with respect to Borrower’s Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

SECTION 6.12                                Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or a Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) [intentionally omitted]; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (iv) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.13                                Limitation on Issuance of Capital Stock.

(a)                                 With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b)                                 With respect to Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Restatement Effective Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; and (iii) Borrower may issue common stock that is Qualified Capital Stock to Holdings.  All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement or if such Equity Interests are issued by Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

SECTION 6.14                                Limitation on Creation of Subsidiaries.  Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries of Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment permitted under Section 6.04 or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with.

SECTION 6.15                                Business.

(a)                                 With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Borrower, (ii) obligations under the Loan Documents, (iii) guarantees of obligations to the extent such obligations are permitted hereunder and (iv) activities and properties incidental to the foregoing clauses (i), (ii) and (iii).

(b)                                 With respect to Borrower and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Restatement Effective Date and businesses that are similar, complementary or reasonably related to or are reasonable extensions thereof.

SECTION 6.16                                Limitation on Accounting Changes.  Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or are required by GAAP.

SECTION 6.17                                Fiscal Year.  Change its fiscal year-end to a date other than the Tuesday closest to January 31.

SECTION 6.18                                [Intentionally Omitted].  SECTION 6.19                                           No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) [intentionally omitted]; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d) or (f) exists pursuant to agreements described under Section 6.12(v) (with respect to any Loan Party) and joint ventures described in Section 6.12(xii); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.20                                Anti-Terrorism Law; Anti-Money Laundering.

(a)                                 Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or inter-

ests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).

(b)                                 Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.21                                Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

GUARANTEE

SECTION 7.01                                The Guarantee.  The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02                                Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)                  at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)               any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)           any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)              the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive to the fullest extent permitted by applicable law diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive to the fullest extent permitted by applicable law any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03                                Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04                                Subrogation; Subordination.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert or otherwise exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05                                Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06                                Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07                                Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08                                General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09                                Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary Guarantor, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agree-

ments shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 7.10                                Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01                                Events of Default.  Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)                                 default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)                                 default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(c)                                  any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information by any Loan Party contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)                                 default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02 (excluding clauses (a) or (c)), 5.03(a) or 5.08 or in Article VI;

(e)                                  default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent to Borrower;

(f)                                   any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $10.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or Material Subsidiary of any Loan Party, or of a substantial part of the property of any Loan Party or Material Subsidiary of any Loan Party, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary of any Loan Party or for a substantial part of the property of any such person; or (iii) the winding-up or liquidation of any Loan Party or Material Subsidiary of any Loan Party; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 any Loan Party or Material Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary of any Loan Party or for a substantial part of the property of any such person; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate, except as permitted under Section 6.05;

(i)                                     one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $10.0 million (exclusive of amounts covered by insurance for which coverage is not denied) shall be rendered against any Loan Party or Material Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Loan Party or Material Subsidiary of any Loan Party to enforce any such judgment;

(j)                                    one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in direct or indirect liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $10.0 million;

(k)                                 any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)                                     any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any of its Affiliates or by any Governmental Authority seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations; or

(m)                             there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02                                Rescission.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03                                Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)                                 First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)                                 Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)                                  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and Reimbursement Obligations) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)                                 Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including Reimbursement Obligations) and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e)                                  Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.  Each Loan Party acknowledges the relative rights, priorities and agreements of the Secured Parties and as set forth in this Agreement, including as set forth in this Section 8.03.

SECTION 8.04                                Right to Cure.

(a)                                 Notwithstanding anything to the contrary contained in Section 8.01, in the event that Borrower fails to comply with the requirements of any financial covenants set forth in Section 6.10, until the expiration of the 15th Business Day subsequent to the date the certificate calculating compliance with such financial covenant is required to be delivered pursuant to Section 5.01(d), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and in each case, to contribute any such cash to the capital of Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the ex-

ercise by Holdings of such Cure Right and written notice to the Administrative Agent, all financial covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)                           Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)                        If, after giving effect to the foregoing recalculations, Borrower shall be in compliance with the requirements of all financial covenants set forth in Section 6.10, Borrower shall be deemed to have satisfied the requirements of Section 6.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of such financial covenant that had occurred shall be deemed cured for purposes of this Agreement; and

(iii)                     The Cure Amount shall be included additionally in the amount of Consolidated EBITDA for the period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised for purposes of calculating the financial covenants and not for any other purpose under this Agreement.

(b)                                 Notwithstanding anything herein to the contrary, (i) in each four-fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) in each eight-fiscal quarter period, there shall be a period of at least four consecutive quarters during which the Cure Right is not exercised and (iii) for purposes of this Section 8.04, the Cure Amount shall be no greater than the amount required for purposes of curing the non-compliance with financial covenants set forth in Section 6.10.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01                                Appointment and Authority.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02                                Rights as a Lender.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03                                Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(i)                           shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                        shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)                     shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04                                Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05                                Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06                                Resignation of Agent.  Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07                                Non-Reliance on Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08                                No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Bookrunner, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other

Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

SECTION 9.09                                   Withholding Taxes.  To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.15, each Lender and Issuing Bank shall indemnify and hold harmless the Administrative Agent against any and all Taxes (including any related interest, penalties or additions to tax) and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as the result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender or Issuing Bank for any reason (including, without limitation, because the applicable form was not delivered or not properly executed, or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  Indemnification payments in respect of any of the foregoing shall be made to the Administrative Agent within 10 days after demand therefor.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owning to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.10.  The agreements in this Section 9.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01                         Notices.

(a)                                 Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

(i)                           if to any Loan Party, to Borrower at:

Mattress Firm

5815 Gulf Freeway

Houston, TX 77023

Attention: CFO

Telecopier No.: 713-921-4053

with copies to:

J.W. Childs Associates, L.P.

111 Huntington Avenue

Suite 2900

Boston, MA  02199-7610

Attention: David Fiorentino

Telecopier No.: 617-753-1101

email: dfiorentino@jwchilds.com

(ii)                        if to the Administrative Agent, the Collateral Agent or Issuing Bank, to it at:

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut  06901
Attention:  David Urban
Telecopier No.:  203-719-4176
E-mail:  DL-UBSAgency@ubs.com

(iii)                     if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

(iv)                    if to the Swingline Lender, to it at:

UBS Loan Finance LLC
677 Washington Boulevard
Stamford, Connecticut  06901
Attention:  David Urban
Telecopier No.:  203-719-4176
E-mail:  DL-UBSAgency@ubs.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Posting.  Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at DL-UBSAgency@ubs.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02                         Waivers; Amendment.

(a)                                 Generally.  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Required Consents.  Subject to Section 10.02(c), (d) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)                           increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)                        reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)                     (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder (other than waiver of any increases in the interest rate pursuant to Section 2.06(c)), (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv)                    increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v)                       permit the assignment by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)                    release Holdings or all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii)                 release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans pursuant to Section 2.19 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii)              change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly affected thereby;

(ix)                    change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans pursuant to Section 2.19 or consented to by the Required Lenders);

(x)                       change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required Revolving Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)                    change the application of prepayments as among or between Classes under Section 2.10(h), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Term Loans under this Agreement pursuant to Section 2.19 or consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(h));

(xii)                 change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiii)              change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(xiv)             change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender; or

(xv)                expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing without the written consent of the Required Revolving Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b).

(c)                                  Collateral.  Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d)                                 Dissenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.  Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

(e)                                  Refinanced Term Loans.  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loans hereunder which shall constitute Term Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of Replacement Term Loans shall not exceed the aggregate principal amount of Refinanced Term Loans, (b) the Applicable Margin for Replacement Term Loans shall not be higher than the Applicable Margin for Refinanced Term Loans, (c) the weighted average life to maturity of Replacement Term Loans shall not be shorter than the weighted average life to maturity of Refinanced Term Loans at the time of such refinancing (excluding the effect of nominal amortization in the determination thereof) and (d) all other terms applicable to Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing Replacement Term Loans than, those applicable to Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Final Maturity Date in effect immediately prior to such refinancing.

SECTION 10.03                         Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  Borrower shall pay from time to time upon demand on and after the Restatement Effective Date (i) all reasonable out-of-pocket expenses incurred by the Agents (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by any Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank, which shall be limited to one primary counsel, any local counsel and any other counsel deemed necessary by the Administrative Agent in the event of a conflict of interest under applicable rules of legal ethics), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)                                 Indemnification by Borrower.  Borrower shall indemnify each Agent, each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, etc. with respect to a non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d)                                 Waiver of Consequential Damages, etc.  To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than 5 Business Days after demand therefor.

SECTION 10.04                         Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)                  except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1.0 million, in the case of any assignment in respect of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed);

(ii)               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;

(iii)            each of the Administrative Agent and Borrower consents to such assignment, which consents shall not be unreasonably withheld or delayed; provided that (x) no consents shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender and (y) no consent of Borrower shall be required during an Event of Default under Section 8.01(a), (b), (g) or (h).

(iv)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Stamford, Connecticut a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender or Issuing Bank, as the case may be, pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Admin-

istrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Issuing Bank, as the case may be, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything to the contrary contained in this Agreement, the Loans and LC Disbursements are intended to be treated as registered obligations for U.S. federal income tax purposes and this Section 10.04 shall be construed so that the they are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and any other related regulations (or any successor provisions of the Code or such regulations).

(d)                                 Participations.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent or the Issuing Bank sell participations to any person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)                                  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the limitations and requirements of those Sections applying to each Participant as if it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.  Each Lender that sells a Participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount (and related interest amounts) of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall be required to disclose a Participant Register or any information therein (including the identity of any Participant or the terms of any participation) to any Person except (i) that the portion of the Participant Register relating to a Participant for whom benefits are being claimed under Sections 2.12, 2.13, 2.15 or 10.08 shall be made available to the Borrower and Administrative Agent or (ii) to the extent such disclosure is required, in connection with a Tax audit or other proceeding, to establish that any Loans are in registered form for U.S. federal income tax purposes.  Notwithstanding anything to the contrary contained in this Agreement, the Loans and LC Disbursements are intended to be treated as registered obligations for U.S. federal income tax purposes and this Section 10.04 shall be construed so that the they are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and any other related regulations (or any successor provisions of the Code or such regulations).

(f)                                   Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any change in Requirements of Law after the participant becomes a Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(g)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that, with respect to Revolving Loans, the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Revolving Loan under this Agreement unless the requirements of this Section 10.04 concerning assignments are fully satisfied.

(h)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05                         Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.14, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agree-

ment or any provision hereof; provided that, with respect to Section 10.12, the survival thereof shall expire upon the one year anniversary of the termination of this Agreement.

SECTION 10.06                         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07                         Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08                         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09                         Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)                                 Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier or electronic mail) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10                         Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11                         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12                         Treatment of Certain Information; Confidentiality.  Each of the Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, trustees and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process (provided, unless prohibited by applicable law in the opinion of its counsel or court order, such Agent, Lender or Issuing Bank, as applicable, shall make reasonable efforts to notify Borrower of any such requirement or subpoena), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to this Section 10.12 or a written agreement containing provisions substantially the same as those of this Section 10.12 or a written confirmation of the same, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender or (g) with the written consent of Borrower.  For purposes of this Section, “Information” means all information concerning Holdings or any of its Subsidiaries or any of its direct or indirect shareholders, or any of their respective employees, directors or Affiliates (including, without limitation, the Permitted Holders) received by any Agent, the Issuing Bank or any Lender on a confidential basis from Borrower or any other person under or pursuant to this Agreement or any other Loan Document, including, without limitation, financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) was acquired or becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates (including, without limitation, the Permitted Holders) or any of their respective agents or representatives.  Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13                         USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies any Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14                         Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15                         [Intentionally Omitted].

SECTION 10.16                         Obligations Absolute.  To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)                                 any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)                                 any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)                                 any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)                                  any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)                                   any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Annex I-A

Amortization Table for Term B-1 Loans

Date	Term B-1 Loan Amount
January 31, 2013	$70,146.31
April 30, 2013	$70,146.31
July 31, 2013	$70,146.31
October 31, 2013	$70,146.31
Term B-1 Loan Maturity Date	$26,394,339.28

Annex I-B

Amortization Table for Term B-2 Loans

Date	Term B-2 Loan Amount
January 31, 2013	$526,470.82
April 30, 2013	$526,470.82
July 31, 2013	$526,470.82
October 31, 2013	$526,470.82
January 31, 2014	$526,470.82
April 30, 2014	$526,470.82
October 31, 2014	$526,470.82
January 31, 2015	$526,470.82
April 30, 2015	$526,470.82
October 31, 2015	$526,470.82
January 31, 2016	$526,470.82
April 30, 2016	$526,470.82
October 31, 2016	$526,470.82
Term B-2 Loan Maturity Date	$193,359,845.79

2

SCHEDULE 1

REVOLVING COMMITMENTS

Lender	Revolving Commitment
Amegy Bank, National Association	$20,000,000
Bank of America, N.A.	$20,000,000
Barclays Bank PLC	$10,000,000
Cadence Bank, N.A.	$10,000,000
The Huntington National Bank	$10,000,000
KeyBank National Association	$10,000,000
SunTrust Bank	$10,000,000
UBS Loan Finance LLC	$10,000,000

ANNEX C

ADDITIONAL REVOLVING COMMITMENT LENDER ADDENDUM

5

ADDITIONAL REVOLVING COMMITMENT LENDER ADDENDUM

October [  ], 2012

Reference is made to that certain Restatement Amendment (the “Amendment”) dated as of October [      ], 2012, among MATTRESS HOLDING CORP., a Delaware corporation., as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors, and UBS AG, Stamford Branch, as Administrative Agent.  Capitalized terms not otherwise defined in this Additional Revolving Commitment Lender Addendum have the same meanings as specified in the Amendment.  This document is an “Additional Revolving Commitment Lender Addendum” referenced to in the Amendment.

Upon execution and delivery of this Additional Revolving Commitment Lender Addendum by the parties hereto, the undersigned Revolving Lender (i) if an Existing Revolving Lender, hereby increases its Revolving Commitment under the Credit Agreement in an amount equal to the amount set forth in Schedule 1 hereto (the “Increased Revolving Commitment”) and (ii) if an Additional Revolving Lender, hereby becomes a Revolving Lender under the Credit Agreement having the Revolving Commitment set forth in Schedule 1 hereto (the “New Revolving Commitment”), in each case effective as of the Restatement Effective Date.  On the Restatement Effective Date, the undersigned Revolving Lender will be paid by the Borrower an upfront fee in cash of 0.50% of the amount of the Increased Revolving Commitment or the New Revolving Commitment, as applicable, such payment to be made by the Borrower to the Administrative Agent, on behalf of and for the benefit of such Revolvng Lender.

THIS ADDITIONAL REVOLVING COMMITMENT LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

This Additional Revolving Commitment Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission (or other electronic means) shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Additional Revolving Commitment Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

,
as a Revolving Lender
[Please type legal name of Revolving Lender above]

By:
Name:
Title:

[If second signature is necessary:]

By:
Name:
Title:

Accepted and agreed:

MATTRESS HOLDING CORP.

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:

2.	Revolving
Commitment: